                                                                 EXECUTION COPY

                              SENIOR SUBORDINATED
                            NOTE PURCHASE AGREEMENT

                                  dated as of

                               November 1, 1996

                                     among

                         HANGER ORTHOPEDIC GROUP, INC.

                                      and

                         The Purchasers listed on the
                            signature pages hereof

                           TABLE OF CONTENTS

                                                                        Page

                               ARTICLE I

                              DEFINITIONS ............................    1
SECTION 1.1. Definitions .............................................    1
SECTION 1.2. Accounting Terms and Determinations .....................   17

                                  ARTICLE II

                  PURCHASE AND SALE OF NOTES AND WARRANTS ............   17
SECTION 2.1. Commitments to Purchase Notes ...........................   17
SECTION 2.2. Commitments to Warrants .................................   18
SECTION 2.3. The Closing .............................................   18

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY .......................   18
SECTION 3.1.  Incorporation, Standing, etc ...........................   18
SECTION 3.2.  Capitalization; Ownership  .............................   19
SECTION 3.3.  Subsidiaries ...........................................   20
SECTION 3.4.  Qualification ..........................................   20
SECTION 3.5.  Business and Financial Statements ......................   20
SECTION 3.6.  Changes, etc ...........................................   21
SECTION 3.7.  Tax Returns and Payments ...............................   21
SECTION 3.8.  Debt ...................................................   21
SECTION 3.9.  Title to Properties; Liens .............................   22
SECTION 3.10. Litigation .............................................   22
SECTION 3.11. Compliance with Other Instruments ......................   22
SECTION 3.12. Governmental Consents ..................................   23
SECTION 3.13. Permits, Patents, Trademarks, etc ......................   23
SECTION 3.14. Representations in Acquisition Agreement ...............   24
SECTION 3.15. Offer of Notes .........................................   24
SECTION 3.16. Federal Reserve Regulations ............................   24
SECTION 3.17. Status Under Certain Federal Statutes ..................   25
SECTION 3.18. Compliance with ERISA ..................................   25
SECTION 3.19. Solvency ...............................................   26
SECTION 3.20. Disclosure .............................................   26
SECTION 3.21. Use of Proceeds ........................................   26
SECTION 3.22. Environmental Compliance ...............................   26
SECTION 3.23. Note Purchase Agreement ................................   27

                                  ARTICLE IV

                                                                        Page


                   REPRESENTONS AND WARRANTIES OF PURCHASERS .........   27
SECTION 4.1. Private Placement .......................................   27
SECTION 4.2. Margin Compliance .......................................   27
SECTION 4.3. Accredited Investor .....................................   27
SECTION 4.4. Source of Funds .........................................   27

                                   ARTICLE V

                        CONDITIONS PRECEDENT TO CLOSING..............    28
SECTION 5.1. Conditions to Purchasers' Obligations to Purchase Notes.    28
SECTION 5.2. Conditions to Company's Obligations to Issue and Sell
        the Notes and to Issue the Warrants .........................    32

                                  ARTICLE VI

                                   COVENANTS.........................    33
SECTION 6.1. Financial Statements, etc ..............................    33
SECTION 6.2. Furnishing of Disclosure Information ...................    38
SECTION 6.3. Books of Record and Account; ...........................    38
SECTION 6.4. Payment of Taxes and Claims; Tax Consolidation .........    38
SECTION 6.5. Maintenance of Properties; Corporate Existence
                and Business.........................................    39
SECTION 6.6. Insurance ..............................................    39
SECTION 6.7. Inspection .............................................    39
SECTION 6.8. Compliance with Laws, etc ..............................    39
SECTION 6.9. Subsidiary Guarantees ..................................    40
SECTION 6.10. Limitations on Restricted Payments ....................    40
SECTION 6.11. Limitations on Incurrence of Debt and
                 Issuance of Disqualified Stock......................    42
SECTION 6.12. Liens .................................................    44
SECTION 6.13. Consolidation, Merger, Sale of Assets, etc ............    45
SECTION 6.14. Limitation on Transactions with Affiliates ............    46
SECTION 6.15. Dividend and Other Payment Restrictions
                 Affecting Subsidiaries .............................    46
SECTION 6.16. Limitation on Other Senior Subordinated Indebtedness ..    48
SECTION 6.18. Change of Control .....................................    48
SECTION 6.19. Asset Sales ...........................................    50
SECTION 6.20. No Restrictive Agreements .............................    51
SECTION 6.21. Private Placement Numbers .............................    51

                                  ARTICLE VII

                              TERMS OF THE NOTES ....................    51
SECTION 7.1. Form of Notes; Issuance of Notes .......................    51
SECTION 7.2. Registration, Transfer, Exchange and Substitution
                of Notes ............................................    51
SECTION 7.3. Payments on the Notes ..................................    52

                                                                        Page


SECTION 7.4. Optional Prepayment ....................................    53
SECTION 7.5. Mandatory Prepayments Upon Equity Offerings ............    54
SECTION 7.6. Events of Default; Acceleration of Maturity; Waiver
                of Default ..........................................    54
SECTION 7.7. Powers and Remedies Cumulative; Delay or Omission Not
               Waiver of Default ....................................    56
SECTION 7.8. Waiver of Past Defaults ................................    57

                                 ARTICLE VIII

                            SUBORDINATION OF NOTES ..................    57
SECTION 8.1.   Notes Subordinated to Senior Indebtedness ............    57
SECTION 8.2.   Payment Over of Proceeds Upon Dissolution etc ........    57
SECTION 8.3.   No Payment When Senior Indebtedness is in Default ....    59
SECTION 8.4.   Payment Permitted if No Default ......................    60
SECTION 8.5.   Subrogation to Rights of Holders of Senior
                  Indebtedness ......................................    60
SECTION 8.6.   Provisions Solely to Define Relative Rights ..........    61
SECTION 8.7.   No Waiver of Subordination Provisions ................    61
SECTION 8.8.   Notice to Holders of Notes ...........................    61
SECTION 8.9.   Reliance of Holders of Senior Indebtedness ...........    62
SECTION 8.10.  Reliance on Judicial order or Certificate of
                  Liquidating Agent .................................    62
SECTION 8.11.  This Article Not to Prevent Events of Default ........    62
SECTION 8.12.  Reinstatement ........................................    63

                                  ARTICLE IX

                     SUBSTITUTION; LIMITATION ON TRANSFERS ..........    63
SECTION 9.1. Substitution of Purchasers Prior to Closing Date .......    63
SECTION 9.2. Restrictions on Transfer ...............................    63

                                   ARTICLE X

                                INDEMNIFICATION .....................    64
SECTION 10.1. Indemnification .......................................    64

                                  ARTICLE XI

                                MISCELLANEOUS .......................    65
SECTION 11.1. Notices ...............................................    65
SECTION 11.2. No Waivers; Amendments ................................    66
SECTION 11.3. Survival of Provisions ................................    66
SECTION 11.4. Expenses; Documentary Taxes ...........................    66
SECTION 11.5. Termination; Termination Fees .........................    66
SECTION 11.6. Confidentiality .......................................    67
SECTION 11.7. Successors and Assigns ................................    67
SECTION 11.8. NEW YORK LAW ..........................................    67

                                                                        Page


SECTION 11.9. Counterparts; Effectiveness ...........................    67
SECTION 11.10. Entire Agreement .....................................    67
SECTION 11.11. Consent to Jurisdiction ..............................    68

                                  ARTICLE XII

                   SMALL BUSINESS ADMINISTRATION MATTERS ............    68
SECTION 12.1. SBIC Forms ............................................    68
SECTION 12.2. SBIC Information ......................................    68
SECTION 12.3. Inspection ............................................    68
SECTION 12.4. Information ...........................................    68
SECTION 12.5. Use of Proceeds .......................................    69
SECTION 12.6. Business ..............................................    69
SECTION 12.7. Non-Discrimination ....................................    69
SECTION 12.8. Company Awareness .....................................    69

Schedule 3.2       -      Capital Stock
Schedule 3.3       -      Subsidiaries
Schedule 3.5       -      Financial Statements
Schedule 3.8       -      Debt
Schedule 3.9       -      UCC Financing Statements
Schedule 3.10      -      Litigation
Schedule 3.12      -      Governmental Consents
Schedule 3.13      -      Permits, Patents, Trademarks, etc.
Schedule 3.18      -      Multiemployer Plan Contribution Obligations
Schedule 5.1(h)    -      Consents
Schedule 5.1(l)    -      Company Projections

Exhibit A          -      Form of Senior Subordinated Note
Exhibit B          -      Form of Subsidiary Guaranty Agreement
Exhibit C          -      Opinion of Freedman, Levy, Kroll & Simonds

                              SENIOR SUBORDINATED
                            NOTE PURCHASE AGREEMENT

          SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of November 1, 1996 among HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (together with its successors, the "Company") and the Purchasers listed on the signature pages hereof (the 'Purchasers").

          The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.1. Definitions. The following terms, as used herein, having the following meanings:

          "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and
(ii) Debt encumbering any asset acquired by such specified Person.

          "Acquisition" shall mean the acquisition by the Company of 100% of the issued and outstanding shares of capital stock of Southern pursuant to the merger of Newco with and into Southern in accordance with the Acquisition Agreement.

          "Acquisition Agreement" shall mean the Agreement and Plan of Merger, dated as of July 29, 1996, between the Company, Newco and Southern as in effect on the date hereof.

          "Acquisition Costs" shall mean all costs and expenses incurred by the Company in connection with the Acquisition and the financing thereof, including, without limitation, (a) payments in respect of the purchase price pursuant to the Acquisition Agreement; and (b) all fees, commissions and expenses relating to the Acquisition and the financing thereof (including, without limitation, investment banking, brokerage, investment advisory, finder's, accounting, publicity, appraisal, engineering, environmental audit, legal, syndication, placement, commitment and interest rate hedging fees, commissions and expenses).

          "Affiliate" shall mean, with respect to any designated Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons, excluding the Purchasers and the Senior Lenders. The term "control" means the possession, directly or indirectly, of the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

          "Agent Bank" means Banque Paribas, in its capacity as agent under the Credit Agreement, and any successor agent thereunder.

          "Agreement" shall mean this Senior Subordinated Note Purchase Agreement, as the same may be amended from time to time.

          "Asset Sale" means:

              (a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary other than in the ordinary course of business (each referred to in this definition as a "disposition") or

              (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

                   (i) a disposition of obsolete equipment in the ordinary course of business;

                   (ii) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described under Section 6.13 or any disposition that constitutes a Change of Control pursuant to this Agreement;

                   (iii) any disposition that is a Restricted Payment or that is a dividend or distribution permitted under the covenant described under
         Section 6.10 or any Investment that is not prohibited thereunder or any disposition of cash or Cash Equivalents;

                   (iv) any disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $1,000,000;

                   (v) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

                   (vi) foreclosures on assets.

          "Basic Documents" shall mean this Agreement, the Subsidiary Guaranty Agreement, the Acquisition Agreement, the Credit Agreement and Warrants.

          "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City.

          "Capital Stock" means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

          "Capitalized Lease Obligation" shall mean the obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of the lessee under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and
(iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P, (viii) Indebtedness or Preference Stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's and (ix) Cash Equivalents, as defined under the Credit Agreement, as in effect on the Closing Date.

          "Change of Control" shall occur at any time that (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), in a single transaction or through a series of related transactions, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (ii) the Company consolidates or merges with or into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Stock and/or (y) cash, securities or other property in an amount which could be paid by the Company as a Restricted Payment and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the Voting Stock of the surviving corporation immediately after such transaction, (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 50% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation.

          "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.2(a).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean the shares of common stock, par value $0.1 per share, of the Company.

          "Company Financial Statements" shall have the meaning ascribed to such term in Section 3.5(b).

          "Company Projections" shall have the meaning specified in Section 5.1(m).

          "Consolidated" shall mean, with respect to any Person, the consolidation of the accounts of such Person and its Subsidiaries in accordance with GAAP, including in the case of the Company and its Subsidiaries, principles of consolidation consistent with those applied in the preparation of the Company's financial statements unless the context provides which Subsidiaries are to be Consolidated.

          "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense and other noncash charges (excluding any noncash item that represents an accrual, reserve or amortization of a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

          "Consolidated Income Tax Expense" for any Person for any period means, without duplication, the aggregate amount of net taxes based on income or profits for such period of the operations of such Person and its Restricted Subsidiaries with respect to such period in accordance with GAAP.

          "Consolidated Interest Expense" means, with respect to any period, the sum of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (except to the extent accrued in a prior period), to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease

Obligations, and net payments (if any) pursuant to Hedging Obligations, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such

Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income.

          "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (i) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof in respect of such period, (ii) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition and (iii) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

          "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

          "Credit Agreement" shall mean the Credit Agreement dated as of November 1, 1996 among the Company, JEH Acquisition Corporation, the banks from time to time parties thereto and the Agent Bank, together with all related documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantee agreements and security documents), in each case as such agreements, documents or instruments may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

          "CVCA" shall mean Chase Venture Capital Associates, L.P., a California limited partnership.

          "Debt" shall mean with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds. notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes an accrued expense or trade payable or any other monetary obligation of a trade creditor (whether or not an Affiliate), or (iv) representing any Hedging Obligations, if and to the extent any of the foregoing Debt (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any Contingent Obligations (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and
(c) to the extent not otherwise included, Debt of another Person secured by a Lien on any asset owned by such Person (whether or not such Debt is assumed by such Person); provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Debt.

          "Default" shall mean any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fluid obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to November 1, 2004; provided, however, that if such Capital Stock is either (i) redeemable or repurchasable solely at the option of such Person or (ii) issued to employees of the Company or its Subsidiaries or to any plan for the benefit of such employees, such Capital Stock shall not constitute Disqualified Stock unless so designated.


          "EBITDA" shall mean for any period the Consolidated Net Income for such period plus the sum of the following for any Person (determined on a Consolidated basis in accordance with GAAP and without duplication) to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Income Tax Expense, (ii) Consolidated Interest Expense, (iii) Consolidated Depreciation and Amortization Expense and (iv) all other non-cash charges (excluding any such non-cash charge constituting an extraordinary item or loss or any non-cash item which require an accrual of or reserve for cash charges in future periods) and less any non-cash items which have the effect of increasing (decreasing in the case of a loss) Consolidated Net Income for such period.

          "Environmental Laws" shall mean any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Equity Offering" shall mean any sale or issuance after the Closing Date of equity of the Company or any of its Subsidiaries (other than equity issued on the Closing Date to the shareholders of Southern in connection with the Acquisition).

          "Equity Offering Proceeds" shall mean 100% of the cash proceeds (net of underwriting discounts and commissions and all other reasonable costs associated with such transaction) from any Equity Offering.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" shall have the meaning ascribed to such term in
Section 7.6.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

          "Existing Debt" means Debt of the Company or its Restricted Subsidiaries in existence on the Closing Date, plus interest accruing thereon, after application of the net proceeds of the sale of the Notes until such amounts are repaid.


          "Existing Loan Documents" shall mean any and all agreements, notes, pledges, guarantees or other documents governing the Refinanced Indebtedness (as defined in the Credit Agreement).

          "Facility Letter of Credit" shall mean any letter of credit issued pursuant to the Credit Agreement.

          "Financial Statements" shall mean the collective reference to the Southern Financial Statements and the Company Financial Statements.

          "Fiscal Quarter" shall mean the three month period ending on March 31, June 30, September 30 or December 31, as applicable.

          "Fiscal Year" shall mean the fifty-two week period ending on December 31.

          "Fixed Assets" of any Person shall mean any real property, plant or equipment used by such Person in the ordinary course of its business.

          "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Debt (other than repayments of revolving credit borrowings with respect to which the related commitment remains outstanding) or issues or redeems Preference Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Debt, or such issuance or redemption of Preference Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions which constitute all or substantially all of an operating unit of a business and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period and without regard to clause (ii) of the definition of Consolidated Net Income. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition which constitutes all or substantially all of an operating unit of a business, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period and without regard to clause
(ii) of the definition of Consolidated Net Income. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Debt). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

          "Fixed Charges" shall mean, for any period, the sum of (a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preference Stock of such Person.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date. For the purposes of this Agreement, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

          "Guarantee" shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation of a partnership in which such Person is a general partner, and any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

          "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

          "Interest Payment Date" shall mean June 30 and December 31 of each year, commencing June 30, 1997.

          "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant contained in Section 6.10, (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to the amount (if positive) equal to (x) the Company's Investment in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

          "Lien" shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such

Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement. For the purposes of this Agreement, a Person shall be deemed to be the owner of any assets which it has placed in trust for the benefit of the holders of Debt of such Person and such trust shall be deemed to be a Lien if such Debt is deemed to be extinguished under GAAP but such Person remains legally liable therefor.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in Section 4001 (a)(3) of ERISA).

          "Net Income" of any Person shall mean, for any period, such Person's after-tax net income determined in accordance with GAAP.

          "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (i) of Section 6.19(b)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

          "Newco" shall mean JEH Acquisition Corporation, a corporation organized and existing under the laws of the State of Georgia and a wholly-owned subsidiary of the Company.

          "Nonvoting Stock" shall mean the Company's non-voting, non-convertible Class C Preferred Stock and the Company's non-voting, non-convertible Class F Preferred Stock, each par value $.0l per share.

          "Noteholders" or "Holders" shall mean the registered holders from time to time of the Notes.

          "Notes" shall mean (a) the Company's $8,000,000 aggregate principal amount of Subordinated Notes originally issued hereunder or (b) any Subsequent Notes issued hereunder, each substantially in the form of Exhibit A hereto, or any note delivered in substitution or exchange for any such Note.


          "Obligations" means any principal, interest, premium, penalties, fees, expenses, indemnification, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Debt.

          "Officers' Certificate" shall mean for any Person a certificate executed on behalf of such Person by the Chairman of the Board or its President or one of its Vice Presidents and its Chief Financial Officer.

          "Original Notes" shall have the meaning ascribed to such term in
Section 5.1(a).

          "Pari Passu Indebtedness" means (a) with respect to the Notes, Debt which ranks pari passu in right of payment to the Notes and (b) with respect to the Subsidiary Guaranty Agreement, Debt which ranks pari passu in right of payment to such Subsidiary Guaranty Agreement.

          "Paribas Principal, Inc." means Paribas Principal, Inc.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any governmental authority succeeding to any of its functions.

          "Permitted Business" shall mean a line of business in which the Company is engaged on the Closing Date and reasonably related extensions thereof.

          "Permitted Investments" means (a) any Investment in the Company or any Restricted Subsidiary that in each case is a Permitted Business; (b) any Investment in cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is a Permitted Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of
Section 6.18 or any other disposition of assets not constituting an Asset Sale;
(e) any Investment existing on the Closing Date; (f) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; (g) advances to employees not in excess of $750,000 outstanding at any one time; (h) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted

Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (i) Hedging Obligations; (j) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; and (k) Investments the payment for which consists exclusively of Equity Interests (exclusive of Disqualified Stock) of the Company.

          "Person" shall mean any individual, corporation, partnership, trust, joint venture, unincorporated association or other enterprise or any government or any agency, instrumentality or political subdivision thereof.

          "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA).

          "Preference Stock" shall mean with respect to any Person any shares of such Person which shall be entitled to preference or priority over any other shares of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation or both.

          "Preferred Stock" shall mean the Company's non-voting, non-convertible Class C Preferred Stock and the Company's non-voting, non-convertible Class F Preferred Stock, each par value $.0l per share.

          "Purchasers" shall mean the Purchasers listed on the signature pages hereto.

          "Related Person" shall mean any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as the Company or is under common control (within the meaning of section 414(c) of the Code) with the Company or is a member of any affiliated service group (within the meaning of section 414(m) of the Code) which includes the Company or is otherwise treated as part of the controlled group which includes the Company (within the meaning of section 414(o) of the Code).

          "Reimbursement Obligations" shall mean, at any time, the aggregate of the obligations of the Company to the Senior Lenders and the Agent Bank in respect of all unreimbursed payments or disbursements made by the Lenders and the Agent under or in respect of any letters of credit issued pursuant to the Credit Agreement.

          "Reportable Event" means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 4043.

          "Required Holders" shall mean, at any time, Noteholders of at least 50.1% of the aggregate principal amount of the Notes then outstanding.


          "Required Lenders" shall mean the "Required Banks" under the Credit Agreement.

          "Restricted Investment" means an investment other than a Permitted Investment.

          "Restricted Subsidiary" shall mean any Subsidiary of the Company which is not an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

          "Restricted Payment" shall have the meaning set forth in Section 6.10.

          "Revolving Credit Commitment" shall mean the obligation of the Senior Lenders to make Revolving Credit Loans and issue Facility Letters of Credit under the Credit Agreement.

          "Revolving Credit Loans" shall mean the revolving credit loans made pursuant to the Credit Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

          "Security Agreement" shall have the meaning ascribed to such term in the Credit Agreement.

          "Security Documents" shall have the meaning ascribed to such term in the Credit Agreement.

          "Senior Indebtedness" shall mean, without duplication, (i) all Obligations of the Company at any time payable under or in respect of, the Credit Agreement; (ii) all Debt and other obligations of the Company permitted to be incurred by the Company under the terms of this Agreement, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and (iii) post-petition interest accruing on Indebtedness under (i) and (ii) above, at the applicable contract rate (including the default rate), after the filing of a petition initiating any bankruptcy, insolvency or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding. Notwithstanding the foregoing, the term Senior Indebtedness shall not include (a) Debt of the Company which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was without recourse to the Company, (b) any Debt of the Company to an Affiliate of the Company (including Subsidiaries), (c) any Debt of the Company incurred in violation of this Agreement, (d) Debt to any officer, director or employee of the Company, (e) Trade Payables, (f) Debt evidenced by the Notes, (g) Capital Stock of the Company, (h) any liability for federal, state, or other taxes owed or owing by the Company and (i) any Debt, guarantee or obligation of the Company which is subordinate or junior in right to any other Debt, guarantee or obligation of the Company.

          "Senior Lenders" shall mean each of the banks or financial institutions which have commitments or outstanding amounts under the Credit Agreement.

          "Senior Loans" shall have the meaning ascribed to "Loans" under the Credit Agreement.

          "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

          "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

          "Southern" shall mean J.E. Hanger Inc. of Georgia, a Georgia corporation, and its successors.

          "Southern Financial Statements" shall have the meaning ascribed to such term in Section 3.5(a).

          "Specified Senior Indebtedness" shall mean all Senior Indebtedness from time to time outstanding under the Credit Agreement.

          "Subordinated Indebtedness" means any Debt of the Company which is by its terms subordinated in right of payment to the Notes.


          "S&P" means Standard and Poor's Ratings Group.

          "Subordinated Obligations" shall mean all Obligations payable under the documentation governing the Notes, including, without limitation, any amounts received upon the exercise of rights of recision or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes.

          "Subsequent Notes" shall have the meaning ascribed to such term in
Section 7.3(c).

          "Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership, joint venture, joint adventure or other business entity whether now existing or hereafter organized or acquired in which such Person or one or more Subsidiaries of such Person owns sufficient voting securities to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity.

          "Subsidiary Guarantors" shall mean the Subsidiaries of the Company from time to time parties to the Subsidiary Guaranty Agreement and their respective successors.

          "Subsidiary Guaranty Agreement" shall mean the Subsidiary Guaranty Agreement dated as of November l , 1996 among the Subsidiary Guarantors and the Purchasers listed on the signature pages thereto, substantially in the form of Exhibit B hereto.

          "Trade Payable" shall mean accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Company or any Subsidiary of the Company in the ordinary course of business in connection with the obtaining of materials or services.

          "Transactions" means the transactions contemplated by the Basic Documents.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the plan.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Equity Interests of, or owns, or holds any Lien on, any property of, any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) the Company certifies that such designation complies with Section 6.10 and (c) each of (II) the Subsidiary to be so designated and ([1) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test described under Section 6.10 on a pro forma basis taking into account such designation.

          "Voting Stock" means stock of the class or classes pursuant to which the holders hereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "Warrants" shall mean (a) the Warrant, dated as of November 1, 1996, between the Company and CVCA and (b) the Warrant, dated as of November 1, 1996, between the Company and Paribas Principal, Inc., each substantially in the form of Exhibit B hereto, and any Warrants issued upon transfer, division or combination thereof, or in substitution therefor.

          "Warrantholder" shall mean any person holding a Warrant.

          "Weighted Average Life to Maturity" means, when applied to any Debt or Disqualified Stock, as the case may be, at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount or liquidation preference, as applicable, of such Debt or Disqualified Stock, as the case may be.

          "Wholly-Owned" shall mean, as applied to any Subsidiary, a Subsidiary all the outstanding shares (other than directors' qualifying shares, if required by law) of every class of stock of which are at the time owned by the Company or by one of the Wholly-Owned Subsidiaries or by the Company and one or more Wholly-Owned Subsidiaries.

          "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

          "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 95% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

          SECTION 1.2. Accounting Terms and Determinations. (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Noteholders hereunder shall (unless otherwise disclosed to the Noteholders in writing at the time of delivery thereof in the manner described in paragraph (b) below) be prepared, in accordance with GAAP. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the financial statements furnished to the Noteholders pursuant to Section 6.1 hereof (or at any time prior to the delivery of the initial such financial statements, consistent with those in effect on the date hereof).

          (b) To enable the ready and consistent determination of compliance with the covenants set forth herein, unless otherwise required by law, the Company will not change the last day of its Fiscal Year, or its Fiscal Quarters as defined herein.


                                  ARTICLE II

                    PURCHASE AND SALE OF NOTES AND WARRANTS

          SECTION 2.1. Commitments to Purchase Notes. (a) Upon the basis of the representations and warranties herein contained of each Purchaser, but subject to the terms and conditions hereinafter stated, the Company agrees to issue and sell to each Purchaser listed on the signature pages hereto and each Purchaser, upon the basis of the representations and warranties herein contained of the Company, but subject to the terms and conditions hereinafter stated, agrees severally but not jointly, to purchase from the Company the principal amount of Notes and set forth below such Purchaser's name on the signature pages hereof.

          (b) The purchase price for the Notes shall, in the case of each Purchaser, be the principal amount of Notes being purchased by such Purchaser.

          SECTION 2.2. Commitments to Warrants. Upon the basis of the representations and warranties herein contained of each Purchaser, but subject to the terms and conditions hereinafter stated, the Company agrees to issue to each Purchaser listed on the signature pages hereto the Warrants for the number of shares set forth below such Purchaser's name on the signature pages hereof.

          SECTION 2.3. The Closing. (a) The purchases and sales of the Notes and the issuance of the Warrants will both take place at a closing (the "Closing") at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, at 9:00 a.m., New York City time on November 1, 1996 or on such other Business Day thereafter as agreed upon by the Company and the Purchasers. The Company shall notify the Purchasers of the date and time of the Closing not less than two Business Days prior to the date thereof (or within such other time period as the parties hereto may agree). The date and time of Closing are referred to herein as the "Closing Date."

          (b) Each Purchaser shall, not later than the Closing Date, deliver to the Company in immediately available funds an amount equal to the aggregate purchase price of the Notes being purchased by such Purchaser from the Company.

          (c) At the Closing, the Company shall deliver to each Purchaser, (a) the Warrants (b) against payment of the purchase price therefor Notes in definitive form and registered in such names and in such denominations as such Purchaser shall have requested not later than one Business Day prior to the Closing Date. The authorized denominations for the Notes are $1,000,000 and any larger multiple of $100,000.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

          The Company hereby represents and warrants to each Purchaser that as of the date hereof and after giving effect to the Acquisition and the other transactions contemplated hereby and thereby:

          SECTION 3.1 Incorporation, Standing, etc. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority (i) to own and operate its properties, (ii) to carry on its business as now conducted and as proposed to be conducted following the Acquisition, (iii) to enter into this Agreement, the Acquisition Agreement and the Subsidiary Guarantee Agreement,
(iv) to issue and sell the Notes, (v) to issue the Warrants and (vi) to carry out the terms of the Basic Documents.

          SECTION 3.2. Capitalization; Ownership. Immediately following the Acquisition, the authorized capital stock of the Company will consist of (i) 25,000,000 shares of Common Stock, of which (a) 9,315,634 shares (including 1,000,000 shares issued in connection with the Acquisition) will be outstanding and validly issued, fully paid and nonassessable, (b) 1,600,000 shares will be reserved for issuance upon exercise of the Warrants, (c) 480,000 shares will be reserved for issuance upon the exercise of options granted under the Company's 1991 Stock Option Plan at an exercise price of the market price of Common Stock as of the date hereof, (d) 100,000 shares will be reserved for issuance upon the exercise of options granted to the Company's management under the Company's 1991 Stock Option Plan at an exercise price of the market price of Common Stock as of the date hereof, (e) 153,945 shares will be reserved for issuance upon the exercise of warrants exercisable through December 31, 2001 at a price of $4.16 per share, (f) 322,699 shares will be reserved for issuance upon the exercise of warrants exercisable through December 31, 2001 at a price of $7.65 per share,
(g) 773,950 shares will be reserved for issuance upon the exercise of options granted under the Company's 1991 Stock Option Plan at prices ranging from $2.75 to $12.25 per share, (h) 113,750 shares will be reserved for issuance upon the exercise of options granted under the Company's 1993 Non-Employee Directors Stock Option Plan at prices ranging from $3.00 to $6.00 per share and (i) 70,000 shares will be reserved for issuance upon the exercise of non-qualified options granted other than pursuant to the Company's 1991 Stock Option Plan or the Parent's 1993 Non-Employee Directors Stock Option Plan and exercisable at prices ranging from $3.00 to $12.00 per share; (ii) 300 shares of Class C Preferred Stock, par value $.0l per share, of which 300 shares will be outstanding and validly issued to the Persons listed in Schedule 3.2 hereto and will be fully paid and nonassessable and (iii) 100,000 shares of Class F Preferred Stock, par value $.0l per share, of which no shares will be outstanding. Schedule 3.2 hereto lists the Persons who will hold more than 5% of any class of such capital stock immediately following the Acquisition. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company's stock option plans in existence on the date hereof will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          SECTION 3.3. Subsidiaries. Schedule 3.3 correctly lists as to each Subsidiary of the Company (a) its name, (b) the jurisdiction of its incorporation, (c) the percentage of its issued and outstanding shares owned by the Company or another such Subsidiary (specifying such other Subsidiary), and

(d) whether it is a Restricted Subsidiary of the Company. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted following the Acquisition and to enter into the Subsidiary Guaranty Agreement to which such Subsidiary is a party. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and all such shares indicated in Schedule 3.3 as owned by the Company or by any other such Subsidiary are so owned beneficially and of record by the Company or by such other Subsidiary free and clear of any Lien except as contemplated hereby. The income of Hanger Europe N.V. during its previous fiscal year represented less than 5% of the Consolidated Net Income of the Company.

          SECTION 3.4. Qualification. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which its ownership, lease or operation of property or the conduct of its business as now conducted and as proposed to be conducted following the Acquisition require such qualification, except those jurisdictions in which the failure of the Company or such Subsidiary so to qualify would not, individually or in the aggregate, have a material adverse effect on the business, operations, affairs, condition, properties or prospects of the Company or such Subsidiary.

          SECTION 3.5. Business and Financial Statements. (a) Southern has delivered to the Purchasers complete and correct copies of (i) the audited balance sheets of Southern as of December 31, 1994 and December 31, 1995 and the related statements of operations for the Fiscal Years then ended and (ii) the unaudited historical balance sheet of Southern as of June 30, 1996 and the related statements of operations and cash flows for the period then ended (collectively, the "Southern Financial Statements"). Except as disclosed on
Schedule 3.5, to the best knowledge of the Company, the Southern Financial Statements have been prepared in accordance with GAAP (except as otherwise specified therein) applied on a consistent basis throughout the periods specified and present fairly the financial position, results of operations and cash flows, of Southern as of the respective dates and for the respective periods specified. The Company Projections are based on good faith estimates and assumptions which the management of the Company and Southern believe to be reasonable. In preparing the Company Projections, such estimates and assumptions have been applied in a consistent manner.

          (b) The Company has delivered to the Purchasers complete and correct copies of (i) the audited balance sheets of the Company as of December 31 1994 and December 31, 1995 and the related statement of operations and cash flows for the Fiscal Years then ended and (ii) the unaudited historical balance sheets of the Company as of March 31, 1996 and June 30, 1996 and the related statement of operations and cash flows for the period then ended (collectively, the "Company Financial Statements"). Except as disclosed on Schedule 3.5, to the best knowledge of the Company, the Company Financial Statements have been prepared in accordance with GAAP (except as otherwise specified therein) applied on a consistent basis throughout the periods specified and present fairly the financial position, results of operations and cash flows, of the Company as of the respective dates and for the respective periods specified.

          (c) The pro forma financial statements of the Company and its subsidiaries included in the Company's Information Memorandum, dated as of October 17, 1996, relating to the Transactions, present fairly the information shown therein, have been prepared in accordance with the SEC's rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

          SECTION 3.6. Changes, etc. (a) Since June 30, 1996, there has been no change in the business, operations, affairs, condition, properties or prospects of the Company and its Subsidiaries which has been materially adverse to the Company and its Subsidiaries, other than such changes as are contemplated by or disclosed herein. To the best knowledge of the Company, after reasonable inquiry and review, since June 30, 1996, there has been no change in the business, operations, affairs, conditions, properties or prospects of the Company and its Subsidiaries which has been materially adverse to the Company and its Subsidiaries, other than such changes as are contemplated by or disclosed herein.

          SECTION 3.7. Tax Returns and Payments. Each of the Company and its Subsidiaries and, to the best knowledge of the Company, Southern and its Subsidiaries has filed all tax returns required by law to be filed by them and have paid all taxes, assessments and other governmental charges levied upon each of the Company, Southern and their respective Subsidiaries or any of their respective properties, assets, income or franchises which are due and payable. There are no tax liens upon any assets of each of the Company and Southern and their respective Subsidiaries except for statutory liens for taxes accruing but not yet due and payable. The charges, accruals and reserves on the books of the Company, Southern and their respective Subsidiaries in respect of federal, state or other income taxes for all fiscal periods are adequate in all material respects, and the Company does not know of any unpaid assessment for additional federal, state or other income taxes for any period or any basis for any such assessment.

          SECTION 3.8. Debt. Schedule 3.8 correctly summarizes, as of the date hereof, all Debt (other than the Notes and the Debt issued under the Credit Agreement) of the Company and its Subsidiaries (including Southern and its Subsidiaries) (a) outstanding, or proposed to be outstanding at the Closing and after giving effect to the Acquisition and the other transactions contemplated thereby and hereby, or (b) for which the Company and any of its Subsidiaries has commitments, or will have commitments at the

Closing and after giving effect to the Acquisition and the other transactions contemplated thereby and hereby. As of the date hereof and after giving effect to the Acquisition and the other transactions contemplated thereby and hereby, neither the Company nor any of its Subsidiaries will be in default with respect to any Debt or any instrument or agreement relating thereto, and no instrument or agreement applicable to or binding on the Company or such Subsidiary will contain any restriction on the incurrence by the Company or any such Subsidiary of Debt except this Agreement and the Credit Agreement.

          SECTION 3.9. Title to Properties, Liens. The Company and each Subsidiary of the Company will have good and, in the case of real property, marketable title to all property necessary to the conduct of its business, and none of such properties or assets will be subject to any Liens except such as are permitted by Section 6.12. At the time of Closing and after giving effect to the Acquisition, the Company and each Subsidiary of the Company will enjoy peaceful and undisturbed possession under all leases of real property on which facilities owned or operated by them are situated, and all such leases will be valid and subsisting and in full force and effect and no default on the part of the Company or any Subsidiary of the Company shall exist thereunder. Except to perfect security interests of the character permitted by Section 6.12, at the time of the Closing and after giving effect to the Acquisition and the other transactions contemplated hereby, (i) except as described in Schedule 3.9, no presently effective financing statement under the Uniform Commercial Code which names the Company or any Subsidiary of the Company as debtor or lessee will be on file in any jurisdiction in which the Company or any Subsidiary of the Company will own or lease real property or in which the inventory of the Company or any Subsidiary of the Company will be located after the Acquisition or, to the Company's best knowledge, in any other jurisdiction, except financing statements in respect of Liens which will be discharged prior to or concurrently with the Acquisition, and (ii) except as described in Schedule 3.9, neither the Company nor any Subsidiary of the Company has signed any presently effective financing statement or any presently effective security agreement authorizing any secured party thereunder to file any such financing statement.

          SECTION 3.10. Litigation. Except as described in Schedule 3.10 there is no action or proceeding pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) or to the best knowledge of the Company, any investigation which questions the validity of the Basic Documents, or any action taken or to be taken pursuant to the Basic Documents, or which is reasonably likely to result, either in any case or in the aggregate, in any adverse change in the business, operations, condition, properties or prospects of the Company and its Subsidiaries, taken as a whole, or in any material liability on the part of the Company or any Subsidiary of the Company.

          SECTION 3.11. Compliance with Other Instruments. (a) Neither the execution, delivery or performance by the Company, Southern or any of their Subsidiaries of any the Basic Documents to which any of them are a party, nor compliance by any of them with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition or (or the obligation to create or impose) any Lien (except pursuant to the Credit Agreement) upon any of the property or assets of the Company, Southern or any of their Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which the Company, Southern or their Subsidiaries is a party or by which it or any of their property or assets is bound or to which they my be subject or (iii) will violate any provision of the Certificate of Incorporation of By-Laws (or similar organizational documents) of the Company, Southern or any of their Subsidiaries.

          (b) On the date hereof and after giving effect to the Acquisition and the other transactions contemplated hereby, neither the Company nor any Subsidiary of the Company will be in violation of any term of any agreement or instrument to which it is a parry or by which it is bound, or any applicable law, ordinance, rule or regulation of any governmental authority, or of any applicable order, judgment or decree of any court, arbitrator or governmental authority (including, without limitation, any such law, ordinance, rule, regulation, order, judgment or decree relating to environmental protection and pollution control, occupational health and safety requirements), the consequence of any of which violation is reasonably likely to have a material adverse effect on the business, operations, condition, properties or prospects of the Company and its Subsidiaries taken as a whole. Neither the execution, delivery and performance of the Basic Documents nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any Lien upon any of the properties of the Company or any of its Subsidiaries pursuant to any such term other than the Security Documents; and there are no such terms which, either in any case or in the aggregate, material adversely affect, or in the future is reasonably likely to materially adversely affect, the business, operations, condition, properties or prospects of the Company and its Subsidiaries taken as a whole.

          SECTION 3.12. Governmental Consents. Except as disclosed in Schedule 3.12, no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any of its Subsidiaries is required for the valid execution and delivery of the Basic Documents, or the consummation of the Acquisition and the other transactions contemplated thereby or hereby, or the valid offer, issue, sale and delivery of the Notes pursuant hereto.

          SECTION 3.13. Permits, Patents, Trademarks, etc. (a) The Company, together with its Subsidiaries, has a license to use or otherwise has the right to use, free and clear of pending or threatened Liens, all the material patents, patent applications, trademarks, service marks, trade names, trade secrets, copyrights, proprietary information, computer programs, data bases, licenses, franchises and formulas, or rights with respect to the foregoing (collectively, "Intellectual Property"), and has obtained all licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

          (b) The Company, together with its Subsidiaries, has the right to practice under and use all Intellectual Property used in connection with Southern which Southern had a right to practice under and use immediately prior to the Acquisition.

          (c) Neither the Company nor any of its Subsidiaries has knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by the Company or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any Intellectual Property right of any other Person and that to the best knowledge of the Company and its Subsidiaries no claim is threatened except for such claims that could not individually or in the aggregate reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

          SECTION 3.14. Representations in Acquisition Agreement. To the best knowledge of the Company, the representations and warranties made in and pursuant to the Acquisition Agreement by Southern were true and correct in all material respects when made, are true and correct in all material respects as of the date hereof, and will be true and correct in all material respects as of the Closing, and such representations and warranties made by Southern are hereby incorporated herein by reference with the same effect as though set forth herein in their entirety.

          SECTION 3.15. Offer of Notes. Neither the Company nor any Person acting on its behalf has directly or indirectly offered the Notes or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than the Purchasers. Neither the Company nor any Person acting on its behalf has taken or will take any action which would subject the issuance and sale of the Notes to the provisions of Section 5 of the Securities Act, or to the provisions of any state securities law requiring registration of securities, notification of the issuance or sale thereof or confirmation of the availability of any exemption from such registration.

          SECTION 3.16. Federal Reserve Regulations. Neither the Company nor any of its Subsidiaries will, directly or indirectly, use any of the proceeds of the sale of the Notes or the Warrants, as the case may be, for the purpose, whether immediate, incidental or ultimate, of buying any "margin stock" or of maintaining, reducing or retiring any Debt originally incurred to purchase a stock that is currently any "margin stock", or for any other purpose which might constitute this transaction a "purpose credit", in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended), or Regulation U of such board (12 C.F.R. 221, as amended), or otherwise take or permit to be taken any action which would involve a violation of such

Regulation G or Regulation U or of Regulation T (12 CF.R. 220, as amended) or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such board. No Debt being reduced or retired out of the proceeds of the sale of the Notes or the Warrants, as the case may be, was incurred for the purpose of purchasing or carrying any such "margin stock", and neither the Company nor any of its Subsidiaries owns or has any present intention of acquiring any such "margin stock."

          SECTION 3.17. Status Under Certain Federal Statutes. The Company is not (a) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) a "public utility", as such term is defined in the Federal Power Act, as amended, or (c) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is a "rail carrier", or a "person controlled by or affiliated with a rail carrier", within the meaning of Title 49 U.S.C., and the Company is not a "carrier" to which 49 U.S.C. Section 11301(b)(l) is applicable.

          SECTION 3.18. Compliance with ERISA. (a) Neither the Company, Southern nor any of their Subsidiaries has breached the fiduciary rules of ERISA or engaged in any prohibited transaction with respect to the assets of any Plan in connection with which the Company, Southern or any of their Subsidiaries could be subjected to or incur liability in respect of (in the case of any such breach) a suit for damages or (in the case of any such prohibited transaction) either a civil penalty assessed under section 502(i) of ERISA or a tax imposed by section 4975 of this Code, which suit, penalty or tax, in any case, would be materially adverse to the Company and its Subsidiaries, taken as a whole.

          (b) Neither the Company, Southern nor any Related Person has incurred nor do any of them expect to incur any liability to the PBGC, other than for the payment of premiums, or to any Plan, other than for the payment of contributions in the ordinary course. Each Plan is in compliance in all material respects with, and has been operated and administered in accordance with the applicable provisions of, ERISA, the Code and any other applicable Federal or state law except to the extent the failure to so comply, or to so operate or administer any such Plan, would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

          (c) Full payment has been timely made of all amounts which the Company, Southern or any Related Person is required under applicable law, the terms of each Plan or any applicable collective bargaining agreement to have paid as contributions to such Plan as of the date hereof and no accumulated funding deficiency (as defined in section 302 of ERISA or section 412 of the Code), whether or not waived, has occurred or is expected to occur with respect to any Plan (other than a Multiemployer Plan or a "multiple employer Plan"). Neither the Company, Southern nor any Related Person is subject to any lien arising under ERISA or Section 412(n) of the Code. The present value of the benefit liabilities (whether or not vested) under each Plan subject to Title IV of ERISA (other than a Multiemployer Plan or a "multiple employer Plan") did not exceed the current value of the assets of such Plan allocable to such benefit liabilities by more than $l00,000 and the aggregate present value of the benefit liabilities under all Plans subject to Title IV of ERISA (other than Multiemployer Plans and "multiple employer Plans") did not exceed the current value of the assets of such Plans, in all cases, determined as of the end of such Plans' most recently ended plan year on the basis of actuarial assumptions which would be used in a termination of such Plan. The terms "benefit liabilities" and "current value" have the respective meanings specified in section 3 or 4001 of ERISA, as applicable.

          (d) Except as set forth in Schedule 3.18, neither the Company, Southern nor any Related Person is or has ever been obligated to contribute to any "multiple employer plan" (within the meaning of section 4063 of ERISA) or to any Multiemployer Plan.

          (e) The execution and delivery of this Agreement and the Subsidiary Guaranty Agreement, and the issue and sale of the Notes hereunder will not constitute any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of the representation in
Section 4.3 as to the source of the funds used to pay the purchase price of the Notes purchased by the Purchasers.

          SECTION 3.19. Solvency. The Company is, and immediately after the Closing (after giving effect to the Transactions) will be, Solvent.

          SECTION 3.20. Disclosure. Neither this Agreement, the Financial Statements, the Pro Forma Financial Statements nor any other document, certificate or instrument delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby, all such information taken as a whole, contains (in the case of the Southern Financial Statements, to the best knowledge of the Company) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which materially adversely affects or in the future is reasonably likely to have a material adverse effect on the business, operations, condition, properties or prospects of the Company and its Subsidiaries, taken as a whole, which has not been set forth herein or in the other documents, certificates and instruments delivered to the Purchasers by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

          SECTION 3.21. Use of Proceeds. Subject to Section 12.5, the Company will apply the proceeds of the sale of the Notes solely to refinance Debt outstanding under the Existing Loan Documents, pay related fees, commissions and expenses, finance ongoing working capital requirements and other general corporate purposes of the Company and its Subsidiaries.

          SECTION 3.22. Environmental Compliance. Each of the Company and its Subsidiaries has been complying, and to the best knowledge of the Company, each of Southern and its Subsidiaries has been complying, since its incorporation with, and, upon consummation of the Acquisition, will be in compliance with, all Environmental Laws in each jurisdiction where it has done business, is presently doing business or will be doing business after the Acquisition and where the consequence of such violation would have a material adverse effect on the business, operations, condition, properties or prospects of the Company and its Subsidiaries taken as a whole.

          SECTION 3.23. Note Purchase Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS

          Each Purchaser severally, and not jointly, hereby represents and warrants to the Company as follows:

          SECTION 4.1. Private Placement. The Notes to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and not as nominee or agent for any other Person and not for offer or sale in any manner that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Notes under a registration under the Securities Act or under an exemption from such registration available under such Securities Act. The Purchasers understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such exemption is required by law, and that the Company is not required to register the Notes.

          SECTION 4.2. Margin Compliance. Such Purchaser is not relying,

directly or indirectly, on any "margin stock" (as defined in Regulation G of the Federal Reserve Board) as collateral for the Notes.

          SECTION 4.3. Accredited Investor. Such Purchaser is an "accredited" investor within the meaning of Regulation D promulgated under the Securities Act.

          SECTION 4.4. Source of Funds. If any part of the funds to be used to purchase the Notes constitutes assets of any employee benefit plan within the meaning of Section 3 of ERISA, such Notes are being purchased pursuant to an available exemption from the provisions of Section 406 of ERISA and Section 4975 of the Code.

                                   ARTICLE V

                        CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1. Conditions to Purchasers' Obligations to Purchase Notes.
The obligation of each Purchaser to purchase the Notes to be purchased by it hereunder is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) Notes. Such Purchaser shall have received duly executed certificates representing the Notes being purchased by such Purchaser pursuant hereto (the "Original Notes").

(b) Warrants. Such Purchaser shall have received a duly executed counterpart of each of the Warrants and the Company shall have complied with all agreements on its part contained therein and delivered all documents called for thereunder on or prior to the Closing Date.

(c) Corporate Action. Such Purchaser shall have received certified copies of the charter and by-laws (or equivalent documents) of the Company and each Subsidiary Guarantor and of all corporate action taken by the Company and each Subsidiary Guarantor (including, without limitation, a certificate of the secretary of the Company and each Subsidiary Guarantor setting forth the resolutions of its Board of Directors authorizing the transactions contemplated thereby) authorizing the making and performance of each of the Basic Documents to which each of the Company and the Subsidiary Guarantor is a party and (in the case of the Company) authorizing the issuance of the Notes and the Warrants hereunder.

(d) Incumbency. The Company and each Subsidiary Guarantor shall have delivered a certificate to each Purchaser in respect of each of the name and signature of each of the officers (i) who is authorized to execute on its behalf the Basic Documents to which it is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with such Basic Documents (and each Purchaser may conclusively rely on such certificates until it receives notice in writing from the Company to the contrary).

(e) Acquisition Agreement. The Acquisition Agreement shall have been duly executed and delivered by the Company, as the case may be, and the other parties thereto and shall be in full force and effect, and no term or condition has been amended, modified or waived without the prior written consent of the Purchasers. Such Purchaser shall have received copies of the Acquisition Agreement, each as originally executed and delivered by the parties, together with all exhibits and schedules thereto, and each agreement, certificate, opinion of counsel or other writing required under the Acquisition Agreement to be delivered or filed in connection with the consummation of the Acquisition on or prior to the date hereof, each of the foregoing documents certified as complete and correct by the Company.

(f)  Acquisition Certificate. Such Purchaser shall have received an
    Officers' Certificate to the effect that: (i) the Acquisition Agreement as originally executed and delivered by the parties thereto and delivered to such Purchaser, or any provision thereof, has not been amended, waived or otherwise modified without the prior written consent of the Purchasers; and
    (ii) (x) each of the conditions precedent to the consummation of the Acquisition contained in the Acquisition Agreement have been satisfied (or waived with the prior written consent of the Purchasers), (y) all governmental and third party authorization, consents, approvals, exemptions or other actions required in connection with the Acquisition shall have been duly received or taken; and (z) the Acquisition has been duly consummated substantially in accordance with the terms of the Acquisition Agreement.

(g) Adverse Litigation, Etc. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental body or any other Person or any other legal or administrative proceeding pending or threatened which (a) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Acquisition or the financing thereof or the other transactions contemplated hereby, or (b) is related to the Acquisition, this Agreement, the Subsidiary Guaranty Agreement, any other Basic Document or the Notes and would, in your reasonable opinion, have a reasonable likelihood of having a material adverse effect on either of the parties hereto or any of the transactions contemplated hereby or thereby.

(h) Consents. Except as set forth in Schedule 5.1(h), all necessary governmental and third party consents and approvals in connection with the execution, delivery, performance, validity and enforceability of each of the Basic Documents have been obtained and are in full force and effect.

(i)  Insurance. Such Purchaser shall have received an Officer's
    Certificate from the Company dated the Closing Date certifying that insurance with respect to its properties and business complying with the provisions of Section 6.6 is in full force and effect.

(j) Credit Agreement. The Company and the Senior Lenders shall have entered into the Credit Agreement, the terms and provisions of which shall be satisfactory to such Purchaser, and such Purchaser shall have received a copy of the Credit Agreement certified by the Company as being complete and correct. The Credit Agreement shall be in full force and effect as on the date hereof, no term or condition of the Credit Agreement or any other document or agreement delivered pursuant to the Credit Agreement shall have been amended, modified or waived without the prior written consent of the Purchasers, and the Company shall have borrowed such amounts pursuant to the Credit Agreement (not exceeding $57,000,000, which together with the proceeds of the sale of the Notes and the Common Stock shall be sufficient to consummate the Acquisition). The Senior Lenders shall have confirmed to the Company that (i) the Closing Date (as defined in the Credit

    Agreement) has occurred and (ii) the conditions set forth in Section 5 of the Credit Agreement have been fulfilled to their satisfaction.

(k) Capitalization. Prior to or concurrently with the Closing, (i) pursuant to the terms of the Acquisition Agreement, the Company shall have sold to the shareholders of Southern for cash or the fair market value of contributed property one million shares of Common Stock for an aggregate of $5,250,000.

(l)  Financial Statements. Such Purchaser shall have received copies of
    (i) the consolidated pro forma balance sheet and pro forma five-year financial projections of the Company and its Subsidiaries as at the Closing Date attached hereto as Schedule 5.1(l) (the "Company Projections") giving effect to the issuance and sale of the Notes, borrowings under the Credit Agreement, the Acquisition, the other Transactions and the other transactions contemplated hereby, which Company Projections, pro forma balance sheets and pro forma financial projections shall be in form and substance satisfactory to the Purchasers and (ii) the due diligence report by Coopers & Lybrand relating to the historical financial statements of Southern and the pro forma financial statements provided by Southern, in form and substance satisfactory to the Purchasers.

(m) Payment of Acquisition Costs. Such Purchaser shall have received evidence satisfactory to such Purchaser that all Acquisition Costs required to be paid by the Company on or prior to the Closing Date shall have been paid.

        (n) Representations and Warranties. The representations and warranties of (i) the Company contained or incorporated herein, (ii) Southern contained or incorporated by reference herein and (iii) of each Subsidiary Guarantor contained or incorporated in the Subsidiary Guaranty Agreement and otherwise made in writing by or on behalf of the Company, Southern or any Subsidiary Guarantor in connection with the transactions contemplated hereby shall be true and correct when made and on and as of the Closing Date as if made on and as of such date.

(o) No Default. As of the Closing Date and after giving effect to the Acquisition and the transactions contemplated by the Basic Documents, no Default shall have occurred and be continuing.

(p) Performance of Basic Documents. The Company and each Subsidiary shall have performed and complied with all agreements and conditions required by any of the Basic Documents to be performed or complied with by it at or prior to the Closing Date.

(q) Officers' Certificate. Such Purchaser shall have received an
    Officers' Certificate from the Company dated the Closing Date (i) to the effect set forth in subsections (o), (p) and (q) of this Section and (ii) certifying that after giving effect to the Acquisition and the other transactions contemplated hereby (including the sale of the Notes), the Company will be in compliance with all limitations on the incurrence by the Company of Debt contained in any instrument or agreement applicable to or binding the Company or any of its Subsidiaries.

(r) Solvency Certificate. Such Purchaser shall have received a certificate from the chief financial officer or controller of the Company, in the form of Exhibit K to the Credit Agreement, supporting the conclusions that, after giving effect to the Acquisition, the Credit Agreement, this Agreement and the transactions and financings contemplated thereby, the Company and its subsidiaries taken as a whole are not insolvent and will not be rendered insolvent by the Debt to be incurred in connection with the Acquisition, the Credit Agreement, this Agreement and the transactions and financings contemplated thereby, will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

(s) Compliance with Regulatory Matters. The offering and sale of the Notes to be issued at the Closing, the actions to be taken in connection with the consummation of the Acquisition on or prior to the Closing and the other transactions contemplated hereby shall have complied with all applicable requirements of federal, state and local laws, including, without limitation, Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended), Regulation U of such board (12 C.F.R. 221, as amended), Regulation T of such board (12 C.F.R. 220, as amended) or Regulation X of such board (12 C.F.R. 224, as amended), and such Purchaser shall have received evidence thereof satisfactory to it.

(t) Compliance with Securities Laws. The offering and sale of the Notes to be issued at the Closing and the other actions taken in connection with the consummation of the Acquisition shall have complied with all applicable requirements of Federal and state securities laws, and such

     Purchaser shall have received evidence thereof satisfactory to it.

(u) No Contravention. The purchase of the Notes by any Purchaser shall not violate any law, rule or regulation applicable to such Purchaser.

(v) Opinions of Counsel. Such Purchaser shall have received an opinion dated the Closing Date and satisfactory to it of Freedman, Levy, Krill & Simonds, counsel to the Company and the Subsidiary Guarantors, substantially in the form of Exhibit C hereto and covering such other matters relating to the transactions contemplated hereby as it may reasonably request. In addition, such Purchaser shall have received copies of the opinions delivered in connection with the Acquisition, accompanied by letters from counsel rendering such opinions stating that such Purchaser is entitled to rely on such opinions as if they were addressed to such Purchaser.

(w) Subsidiary Guaranty Agreements. Such Purchaser shall have received the Subsidiary Guaranty Agreement, duly executed by each of the Subsidiary Guarantors party thereto.

(x) Tax Assumptions, etc. Such Purchaser shall have reviewed and determined that each of the following is satisfactory to it: (i) the Company tax assumptions, (ii) the ownership, capital, corporate, organizational and legal structure of the Company and its Subsidiaries and
    (iii) material contracts.

(aa) No Adverse Legislation, Action or Decision, etc. No legislation shall have been enacted by either house of Congress or by any state legislature, no other action shall have been taken by any United States or state or local governmental authority, whether by order, regulation, rule, ruling or otherwise, and no decision shall have been rendered by any court of competent jurisdiction in the United States which would materially adversely affect the Notes or the Warrants being purchased by the Purchasers hereunder as an investment.

(bb) Existing Loan Documents. The Company shall have satisfied in full all amounts then due and payable under the Existing Loan Documents and the Company shall have caused all Liens securing and all Guarantees of the obligations thereunder to be released and terminated.

(cc) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its counsel, and such Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(dd) Other Documents. Such Purchaser shall have received such other documents relating to the transactions contemplated hereby or by any of the

    Basic Documents as it may reasonably request.

(ee) Fees. The Company shall have paid to the Purchasers, for their accounts, such other fees as have been agreed to in writing by the Company and the Purchasers.

SECTION 5.2. Conditions to Company's Obligations to Issue and Sell the
Notes and to Issue the Warrants. The obligations of the Company to issue and sell the Notes and to issue the Warrants pursuant to this Agreement to any Purchaser are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) The representations and warranties of such Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except that any such representation or warranty stated to relate to a specific earlier date will be true and correct as of such earlier date; and

(b) Such Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing Date.

                                  ARTICLE VI

                                   COVENANTS

The Company hereby agrees as follows for the benefit of each Noteholder for so long as any amount is payable with respect to any Note of which it is the
Holder:

SECTION 6.1. Financial Statements, etc. The Company will deliver to each Noteholder holding Notes on the date hereof so long as such Noteholder or its nominee shall hold any Notes and to any other Noteholder holding at least $250,000 outstanding principal amount of Notes at the time outstanding:

(a) as soon as practicable, and in any event within 45 days after the end of each fiscal month in each Fiscal Year, the consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of such period and the related consolidated statements of income of the Company and the Restricted Subsidiaries for such period and setting forth in comparative form the consolidated historical figures for the corresponding periods of the previous Fiscal Year (or, in the case of the balance sheet, at the end of the previous Fiscal Year) and the corresponding figures included in the Company Projections, all in reasonable detail and certified as complete and correct by the chief financial officer of the Company and as fairly presenting the financial condition and results of operation of the Company and its Restricted Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes), and (ii)

    as soon as practicable, and in any event within 45 days after the end of each fiscal month in each Fiscal Year, the consolidated balance sheet of the Unrestricted Subsidiaries as at the end of such period and the related consolidated statements of income and retained earnings and of cash flows of the Unrestricted Subsidiaries for such period and (in the case of the first eleven calendar months in any Fiscal Year) for the period from the beginning of such Fiscal Year to the end of such fiscal month, setting forth in comparative form the consolidated figures for the corresponding periods of the previous Fiscal Year (or, in the case of the balance sheet, at the end of the previous Fiscal Year), all in reasonable detail and certified as complete and correct by the chief financial officer of the Company and as fairly presenting the financial condition and results of operation of the Company and its Unrestricted Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(b)  within 60 days after the end of each of the first three Fiscal
    Quarters in each Fiscal Year, the consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of such period and the related consolidated statements of income and retained earnings and cash flows and changes in financial position of the Company and the Restricted
    Subsidiaries for such period and (in the case of the second and third
    Fiscal Quarters) for the period from the beginning of the current

    Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the consolidated figures for the corresponding periods of the previous Fiscal Year (or, in the case of such balance sheet, at the end of the previous Fiscal Year) and setting forth in each case comparisons with the Company Projections for the period for which such financial statements are being provided, all in reasonable detail and certified as complete and correct by the chief financial officer of the Company and as fairly presenting the financial condition and results of operation of the Company and its Restricted Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(c) within 120 days after the end of each Fiscal Year, the consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and cash flows and changes in financial position of the Company and the Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the previous Fiscal Year, all in reasonable detail and in the case of such consolidated financial statements, accompanied by an unqualified report thereon of Coopers & Lybrand or other independent public accountants of recognized national standing selected by the Company, which report shall state that such financial statements present fairly the financial position of the Company and the Restricted Subsidiaries as at the

    dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such financial statements h as been made in with generally accepted auditing standards;

(d)  within 60 days after the end of each of the first three Fiscal
    Quarters in each Fiscal Year, the consolidated balance sheets of the Unrestricted Subsidiaries as at the end of such period and the related consolidated statements of income and retained earnings and cash flows of the Unrestricted Subsidiaries for such period and (in the case of the second and third Fiscal Quarters) for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the consolidated figures for the corresponding periods of the previous Fiscal Year (or, in the case of such balance sheets, at the end of the previous Fiscal Year), all in reasonable detail and certified as complete and correct by the chief financial officer of the Company;

(e) within 120 days after the end of each Fiscal Year, the consolidated balance sheet of the Unrestricted Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and cash flows of the Unrestricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the previous Fiscal Year, all in reasonable detail and in the case of such consolidated financial statements, accompanied by the report thereon of Coopers & Lybrand or other independent public accountants of recognized national standing selected by the Company, which report shall state that such financial statements present fairly the financial position of the Unrestricted Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(f) together with each delivery of financial statements pursuant to subdivisions (b), (c), (d) and (e) above, an Officers' Certificate (i) stating that the signers have reviewed the terms hereof and of the Notes and have made, or caused to be made under their supervision, a review of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event which constitutes a Default or Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto, and (ii) demonstrating in reasonable detail compliance during and at the end of such accounting period with the restrictions contained in this Agreement;

(g) as soon as available, and in any event within 60 days after the end of each Fiscal Year, a financial plan of the Company and its Subsidiaries consisting of the operating budget, proposed capital expenditures, and projected cash flow and profit and loss statements on a quarterly and month-by-month basis for the immediately succeeding Fiscal Year, in form customarily prepared by the Company, such budget and projections to be accompanied by an Officer's Certificate specifying the assumptions on which budget and projections were prepared and stating that such officer has no reason to question the reasonableness of any material assumptions on which such budget and projections were prepared;

(h) promptly upon receipt thereof, copies of all reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted to management by such accountants in connection with their annual audit and any report as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted by independent public accountants in connection with any audit of the Company or any of its Subsidiaries;

(i) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its public security holders (if any) or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary, of all regular and periodic reports and all registration statements (other than on Form S-8) and prospectuses filed by the Company or any such Subsidiary with any securities exchange or with the SEC or any governmental authority succeeding to any of its functions, and of all press releases and other written statements made available generally by the Company or any such Subsidiary to the public concerning material developments in the business of the Company or such Subsidiary;

(j) promptly and in any event, within 5 days of any officer of the Company obtaining knowledge of any condition or event which constitutes a Default or Event of Default, or that the holder of any Note has given any notice or taken any other action with respect to a claimed default hereunder, or that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default of the type referred to in Section 7.6(e), an Officers' Certificate describing the same and the period of existence thereof and specifying what action the Company has taken or is taking or proposes to take with respect thereto;


(k) as soon as possible and, in any event, within ten (10) days after the Company, any Subsidiary of the Company or any Related Person knows or has reason to know of the occurrence of any of the following, a certificate of the chief financial officer of the Company setting forth the full details as to such occurrence and the action, if any that the Company, such Subsidiary or such Related Party is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, the Subsidiary, the Related Party, the PBGC, a Plan participant of the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency, within the meaning of Section 412 of the Code of Section 302 of ERISA, has been incurred or any application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under
    Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Company, any Subsidiary of the Company or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 6069, 4201, 4204 or 4212 or ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code of Section 409 or 502(i) or
    502(l) of ERISA or with respect to a group health plan (as defined in Section 607(l) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. The company will deliver to each Noteholder a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Noteholders pursuant to the first sentence hereof, copies of annual reports and any material notices received by the Company, any Subsidiary of the Company and any Related Party with respect to any Plan shall be delivered to the Noteholders no later than ten (10) days after the date such report has been filed with the Internal Revenue Services or such notice has been received by the Company, the Subsidiary or the Related Party, as applicable.

(l) promptly upon the occurrence of any of the following events, an Officers' Certificate describing such event: (i) the Company or any Subsidiary of the Company shall have filed any amendment to its charter documents or changed its jurisdiction of incorporation, or (ii) the Company or any Subsidiary of the Company shall have changed its corporate name, or
    (iii) the Company or any Subsidiary of the Company shall have changed its principal place of business or its chief executive offices, or (iv) the Company or any Subsidiary of the Company shall have become a party to any suit, action or proceeding which, if adversely determined, would have a materially adverse effect on the business, operations, condition, properties or prospects of the Company and its Subsidiaries taken as a whole, or (v) the Company or any of its Subsidiaries shall have opened or closed other than in the ordinary course of business any material place of business, or (vi) any strike, walkout, work stoppage or other material employee disruption relating to any plant or facility owned or leased by the Company or any of its Subsidiaries, or the expiration of any labor contract to which the Company or any of its Subsidiaries is a party or by which it is bound (unless there exists a new labor contract in substitution therefor), or (vii) the Company or any of its Subsidiaries shall have obtained knowledge that any of its insurance policies will be cancelled or not renewed and such cancellation or failure to renew could have a material adverse effect on the business, operations, condition, properties or prospects of the Company or any of its Subsidiaries (unless there exists, or the Company or such Subsidiary reasonably expects to obtain upon such policy's termination, a similar insurance policy in substitution therefor);

(m) as soon as practicable and in any event no later than December 31, 1996, a copy of the unaudited balance sheet of the Company at the time of the Closing after giving effect to the Acquisition and the other transactions contemplated hereby, certified as fairly presenting the condition of the Company in all material respects (subject to year end adjustments and the omission of footnotes) by the chief financial officer of the Company;

(n) on or before April 15 of each year and at such other times as any holder of Notes may reasonably request, a statement setting forth the amount, if any, of any distribution with respect to any stock of the Company made or deemed to be made pursuant to the Code during the calendar year preceding such year that constitutes a dividend within the meaning of section 316 of the Code, and promptly after request the certification referred to in Treasury Regulations section 1.897-2(h) to the effect that the interest of such holder in the Company is not a United States real property interest;

(o) within 5 days after receipt by the Company of a written request from any Noteholder holding Notes on the date hereof, so long as such

    Noteholder or its nominee shall be a Noteholder, or any other holder of at least 1,000,000 principal amount of Notes at the time outstanding, the Company shall request, and promptly upon receipt thereof, provide to all holders of the Notes, the most current statement of withdrawal liability from each Multiemployer Plan provided that the Company shall not be obligated to request or deliver such statement for any Multiemployer Plan more than once in any Fiscal Year; and

(p) with reasonable promptness, such other information and data with respect to the Company or any Subsidiary as from time to time may be reasonably requested.

SECTION 6.2. Furnishing of Disclosure Information. For so long as the
Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act, the Company covenants that it will file reports required to be filed by it under Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the SEC thereunder, that if it ceases to be so required to file such reports, it will upon the request of any Noteholder (i) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act, (ii) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the Securities Act and it will take such further action as any Noteholder may reasonably request, and (iii) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable such Noteholder to sell its Notes without registration under the Securities Act within the limitation of the exemptions provided by (x)
Rule 144 under the Securities Act, as such Rule may be amended from time to time, (y) Rule 144A under the Securities Act, as Rule may be amended from time to time, or (z) any similar rules or regulations hereafter adopted by the SEC. Upon the request of any Noteholder, the Company will deliver to such Noteholder a written statement as to whether it has complied with such requirements.

SECTION 6.3. Books of Record and Account; Reserves. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account and set aside appropriate reserves, all in accordance with GAAP.

SECTION 6.4. Pavement of Taxes and Claims; Tax Consolidation. (a) The
Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits when the same become due and payable as shown on the return therefor as prepared in good faith by the Company, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

(b) The Company will not consent to or permit the filing of or be a party to any consolidated income tax return on behalf of itself or, in the case of the Company, on behalf of any of its Subsidiaries with any Person (other than a consolidated return of the Company and the Subsidiaries of the Company).

SECTION 6.5. Maintenance of Properties; Corporate Existence and
Business. The Company will maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals, replacements and improvements thereof in order that such business may be conducted in the ordinary course. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises material to its business, and those of each of its Subsidiaries. The Company will not, and will not permit, any of its Subsidiaries to engage in any business other than a Permitted Business.

SECTION 6.6. Insurance. The Company will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect at all times with financially sound and reputable insurers (or, as to workers' compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on) insurance against such other risks as are customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance.

SECTION 6.7. Inspection. The Company will permit any authorized representatives designated by each Noteholder holding Notes on the date hereof, so long as such Noteholder or its nominee shall be a Noteholder, or by any other Noteholder holding at least $1,000,000 in principal amount of Notes at the time outstanding, without expense to the Company, to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Company and its Subsidiaries, whether or not the Company is present), all at such reasonable times and as often as may be reasonably requested.

SECTION 6.8. Compliance with Laws. etc. The Company covenants that it will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could reasonably be expected to have a material adverse effect on the business, financial condition, assets, properties or operations of the Company and its Subsidiaries taken as a whole.

SECTION 6.9. Subsidiary Guarantees. The Company shall cause each
Person that becomes a Restricted Subsidiary of the Company after the Closing Date (if such Person guarantees Obligations arising under the Credit Agreement) to execute and deliver to each Noteholder the Subsidiary Guaranty Agreement pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor and shall guarantee on a senior subordinated basis the obligations of the Company under the Notes hereunder. Such Subsidiary Guaranty Agreement shall be appropriately completed, accompanied by such corporate or partnership resolutions, as the case may be, authorizing the execution and delivery of the Subsidiary Guaranty Agreement and evidence as to its due execution. Notwithstanding the foregoing, Hanger Europe N.V. shall not be required to execute and deliver to each Noteholder a Subsidiary Guaranty Agreement.

SECTION 6.10. Limitations on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than (1) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (2) dividends or distributions by a Restricted Subsidiary of the Company so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary of the Company receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Debt under the provisions of the first paragraph of Section 6.11; and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (i) below of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (U) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Closing

Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (V) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company since the Closing Date from the issue or sale of Equity Interests (including Retired Capital Stock (as defined below)), or debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (W) 100% of the aggregate amounts contributed to the capital of the Company, plus (X) 100% of the aggregate amounts received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (i) the sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries or (ii) a dividend from, or the sale of the stock of, an Unrestricted Subsidiary, plus (Y) other Restricted Payments in an aggregate amount not to exceed $5,000,000.

The foregoing provisions will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "Retired Capital Stock") or Subordinated Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock");

(iii) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Debt of the Company so long as (A) the principal amount of such new Debt does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value in the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Debt is subordinated to Senior Indebtedness and the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,
    (C) such Debt has a final scheduled maturity date later than the final scheduled maturity date of the Notes and (D) such Debt has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Notes; and


(iv) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and provided further that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended under clause
(i) shall be included.

As of the Issuance Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount equal to the book value of such Investment at the time of such designation. Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

SECTION 6.11. Limitations on Incurrence of Debt and Issuance of
Disqualified Stock. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Debt (including Acquired Debt) or any shares of Disqualified Stock; provided, however, that the Company may incur Debt or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of proceeds had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the incurrence (i) by the Company and Southern of Debt under the Credit Agreement and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $90,000,000 outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving and acquisition loans and letters of credit under the Credit Agreement made after the Closing Date, if any (excluding any principal repayments or commitment reductions to the extent refinanced at the time of payment under a replaced Credit Agreement); provided that Southern shall be limited to the incurrence of $44,000,000 of Debt under the Credit Agreement; provided, further that the amount of Debt permitted to be incurred pursuant to the Credit Agreement by the Company in accordance with this clause (a) shall be in addition to any Indebtedness permitted to be incurred under the Credit Agreement in reliance on, and in accordance with, clause (i) of this Section 6.l;

(b) the obligations of the Restricted Subsidiaries and the Company incurred in connection with guarantees entered into in connection with the Credit Agreement;

(c)  Existing Indebtedness;

(d) the incurrence by the Company of Debt represented by the Notes and the obligations of the Restricted Subsidiaries under the Subsidiary Guaranty Agreement;

(e) Debt incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit is sued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Debt with respect to reimbursement type obligations regarding workers' compensation claims;

(f)  Debt arising from agreements of the Company or a Restricted
    Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(g) Debt of the Company to a Restricted Subsidiary and Debt of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case to be an incurrence of Debt at the time the Restricted Subsidiary ceased to be a Restricted Subsidiary;


(h) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(i) Debt not otherwise permitted hereunder in an amount under this clause (i) not to exceed $10,000,000 at any one time;

(j) Debt or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Agreement; provided that such Debt or Disqualified Stock is not incurred in contemplation of such acquisition or merger; and provided further that the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00 determined on a pro forma basis, as if such transaction had occurred at the beginning of such four-quarter period and such Debt or Disqualified Stock and the EBITDA of such merged or acquired Person had been included for all purposes in such pro forma calculation;

(k) any Guarantee by the Company of Debt or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Debt incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(l)  Debt (including Capitalized Lease Obligations) incurred by the
    Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Debt then outstanding and incurred pursuant to this clause (l) (including any refinancing thereof), does not exceed $5,000,000;

(m) Indebtedness in respect of Hedging Obligations to establish a fixed or maximum interest rate for an aggregate notional amount of at least 50% of the outstanding principal amount of the Term Loans for a period of at least three years; and

(n)  the incurrence by the Company or any of its Restricted
    Subsidiaries of Debt which serves to refund, refinance or restructure any Debt incurred as permitted under the first paragraph of this covenant or any other Debt incurred as permitted under the first paragraph of this covenant and clauses (c), (d) and (j) above, or any Debt issued to so refund, refinance or restructure such Debt including additional Debt incurred to pay premiums and fees in connection therewith (the

    "Refinancing Indebtedness") prior to its respective maturity; provided however that such Refinancing Indebtedness (a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Debt being refunded or refinanced and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Pari Passu Indebtedness, such Refinancing Indebtedness is subordinated or pari passu to the Notes at least to the same extent as the Debt being refinanced or refunded; and provided further that subclauses (a) and (b) of this clause (k) will not apply to any refunding or refinancing of any Senior Indebtedness.

SECTION 6.12. Liens. The Company will not directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

The Restricted Subsidiaries of the Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of such Restricted Subsidiary on any asset or property of such Restricted Subsidiary or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Guarantee of such Restricted Subsidiary under the Subsidiary Guaranty Agreement is equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

SECTION 6.13. Consolidation, Merger, Sale of Assets, etc. The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof;
(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under this Agreement and the Notes pursuant to documents or instruments in form reasonably satisfactory to the Required Holders under this Agreement and the Notes; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under Section 6.11. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

Each Subsidiary Guarantor shall not, and the Company will not permit a Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor"); (ii) the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement pursuant to documents or instruments in form reasonably satisfactory to the

Required Holders; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such documents (if any) comply with this Agreement. The Successor Guarantor will succeed to and be substituted for, such Subsidiary Guarantor under this Agreement and the Subsidiary Guaranty Agreement.

SECTION 6.14. Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless (a) such transaction or series of related transactions is in writing and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $1,000,000, the Company delivers an Officers' Certificate to the Noteholders certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of transactions has been approved by a majority of the board of directors of the Company, (c) with respect to any transaction or series of related transactions involving aggregate payments in excess of

$2,000,000, such transaction or series of related transactions has been approved by the Disinterested Directors of the Company (or in the event there is only one Disinterested Director, by such Disinterested Director) and (d) with respect to any transaction or series of related transactions involving aggregate payments in excess of $5,000,000, such transaction or series of related transactions has been approved by the Disinterested Directors of the Company (or in the event there is only one Disinterested Director, by such Disinterested Director) and the Company delivers to the Noteholders a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view; provided, however, that the provision with respect to clause (d) above shall not apply to (A) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company) or (B) any agreements, transactions or series of related transactions in existence on the date of this Agreement and any renewal or extension thereof under substantially the same terms as the original terms.

SECTION 6.15. Dividend and Other Payment Restrictions Affecting
Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or any other interest participation in,
    or measured by, its profits or (ii) pay any Debt owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease, or transfer any of its properties or assets to the Company, or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Agreement and its related documentation;

(2)  this Agreement and the Notes;

(3) by reason of customary non-assignment or subletting provisions in leases entered into in the ordinary course of business and consistent with past practices;

(4) purchase money obligations for property acquired in the ordinary course of business that impose restrictions acquired;

(5)  applicable law or any applicable rule, regulation or order;

(6)  Existing Indebtedness and Debt or Capital Stock of Restricted
    Subsidiaries that are acquired by or merged with or into the Company or any of its Restricted Subsidiaries after the Issuance Date; provided that such Debt or Capital Stock is in existence at the time of such acquisition and was not incurred, assumed or issued in contemplation of such acquisition or merger;

(7) other Debt permitted to be incurred subsequent to the Closing Date pursuant to Section 6.11; provided that any such restrictions are ordinary and customary with respect to the type of Debt being incurred (under the relevant circumstances);

(8) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Restricted Subsidiary pursuant to agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(9) secured Debt otherwise permitted to be incurred pursuant to the covenants described under Section 6.11 and Section 6.12 that limit the right of the debtor to dispose of the assets securing such Debt;

(10) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, placement or refinancing.

SECTION 6.16. Limitation on Other Senior Subordinated Indebtedness. The Company will not, directly or indirectly, incur any Debt (including Acquired

Debt) that is subordinate in right of payment to any Debt of the Company unless such Debt is either (a) Pari Passu Indebtedness or (b) subordinate in right of payment to the Notes, in the same manner and at least to the same extent as the Notes are subordinate to Senior Indebtedness.

SECTION 6.17. Limitation on Preference Stock of Restricted
Subsidiaries. The Company will not permit any of Its Restricted Subsidiaries to issue, directly or indirectly, any Preference Stock, except (i) Preference Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary, except that any subsequent issuance or transfer of any Capital Stock which results in any Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any transfer of such Preference Stock to a Person no a Wholly Owned Restricted Subsidiary will be deemed an issuance of Preference Stock; (ii) Preference Stock issued by a Person prior to the time
(a) such Person became a Restricted Subsidiary of the Company, (b) such person merges with or into a Restricted Subsidiary or (c) another person merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary), in each case if such Preference Stock was not issued in anticipation of such transaction; and (iii) Preference Stock issued in exchange for, or the proceeds of which are used to refund Debt or refinance Preference Stock issued pursuant to clauses (i) or (ii) (other than Disqualified Stock); provided that (a) the liquidation value of such Preference Stock so issued shall not exceed the principal amount or the liquidation value of the Debt or Preference Stock, as the case may be, so refunded or refinanced and (b) the Preference Stock so issued (i) shall have a stated maturity not earlier than the stated maturity of the Debt or Preference Stock being refunded or refinanced and (2) shall have a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Debt or Preference Stock being refinanced or refunded.

SECTION 6.18. Change of Control. (a) Upon the occurrence of a Change of
Control, the Company will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase. With in 30 days following any Change of Control, the Company will mail a notice to each Noteholder with the following information: (1) a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control,' and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date"); (3) any Note not properly tendered will remain outstanding and continue to accrue interest; (4) unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (5) Noteholders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, and at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) Noteholders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided, that the Company receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

(b) Prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding amounts under the Credit Agreement or offer to repay in full all outstanding amounts under the Credit Agreement and repay the obligations held by each lender who has accepted such offer or obtain the requisite consents, if any, under the Credit Agreement to permit the repurchase of the Notes required by this covenant.

(c) The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder.

On the Change of Control Payment Date, the Company will, to the extent permitted by law, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) cancel the Notes so accepted together with an Officers' Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company. The Company will promptly mail to each Noteholder the Change of Control Payment for such Notes, and the Company will promptly mail to each Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

SECTION 6.19. Asset Sales. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) at least 75% of the proceeds from such Asset Sale when received consists of cash or Cash Equivalents; provided that, the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash received), shall be deemed to be cash for the purposes of this provision.

(b) Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce Obligations under the Credit Agreement (and, if applicable, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness, (ii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case, used or useful in a Permitted Business or (iii) to an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. Any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company shall make an offer to all Noteholders (an "Asset Sale Offer") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $5,000,000 by mailing a notice to the Noteholders. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Noteholders thereof exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased in the manner described below in paragraph
(c). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) If less than all of the Notes are to be redeemed in an Asset Sale
Offer at any time, selection of such Notes for redemption wilt be made by the

Company on a pro rata basis, by lot or by such other method as the Company shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $1,000 or less shall be redeemed in part.

(d) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Noteholder to be purchased or redeemed at such Noteholder's registered address. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new
Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Noteholder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 6.20. No Restrictive Agreements. Except for the Credit
Agreement, the Company will not and will not permit any of its Subsidiaries to enter into any agreement that would restrict or prohibit the amendment, modification, waiver or termination of this Agreement, the Notes, the Warrants or the Subsidiary Guaranty Agreement.

SECTION 6.21. Private Placement Numbers. Upon request by any Purchaser, the Company shall obtain for the Notes a Private Placement Number issued by Standard & Poor's CUSIP Service Bureau.

                                  ARTICLE VII

                              TERMS OF THE NOTES

SECTION 7.1. Form of Notes; Issuance of Notes. The Notes shall be in registered form in the form of Exhibit A hereto and shall be transferrable in accordance with the limitations set forth in this Agreement.

SECTION 7.2. Registration, Transfer, Exchange and Substitution of
Notes. (a) The Company shall keep at its principal office a register (the "Register") in which shall be entered the names and addresses and account numbers of the registered holders of the Notes and particulars of the respective Notes held by them and of all transfers of such Notes. References to the "Noteholder" or "Holder" shall mean the Person listed in the Register as the payee of any Note unless the payee shall have presented such Note to the Company for transfer and the transferee shall have been entered in the Register as a subsequent holder. The ownership of the Notes shall be proved by the Register. For the purpose of paying interest and principal and all other amounts due on the Notes, the Company shall be entitled to rely on the names and addresses in the Register.

(b) If any Note is presented at the Company's office for the purpose of transfer or exchange (accompanied in the case of a transfer by a written instrument of transfer duly executed by or on behalf of the Noteholder), the Company, at its own expense, will deliver in exchange one or more new Notes in any authorized denominations, as requested by the Noteholder, of like tenor and aggregate unpaid principal amount. Any Note or Notes issued in the transfer or exchange shall carry the same rights to interest (unpaid and to accrue) carried by the Note or Notes so exchanged or transferred so that there will not be any loss or gain of interest on the Note or Notes surrendered.

(c) Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of any Note, and upon surrender and cancellation of such Note, if mutilated, the Company will pay any unpaid principal and interest (and any prepayment charge) then or theretofore due and payable on such Note and will deliver in lieu of such Note a new Note of like tenor for any remaining balance.

SECTION 7.3. Payments on the Notes. (a) The Company shall pay the principal amount of the Notes and all accrued but unpaid interest on such amount to the Noteholder on November 1, 2004 (the "Maturity Date").

(b) Interest on the Notes will accrue at the rate of 8% per annum and will be payable on each June 30 and December 31, commencing June 30, 1997, to the Noteholders of record of Notes at the close of business on the June 15 and December 15 preceding such Interest Payment Dates. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Closing Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(c) Interest payable on any Interest Payment Date (except on the
Maturity Date) may be paid by the Company to the Noteholders either (i) entirely in cash in the amount of 8.00% per annum of the unpaid principal amount of the Notes on such Interest Payment Date or, at the option of the Company, (ii) in a combination of (A) cash in an amount at least equal to the 3.2% per annum of the unpaid principal amount of the Notes (inclusive of Subsequent Notes) on such Interest Payment Date and (B) newly-issued Notes (each, a "Subsequent Note") issued to the Noteholders in an aggregate principal amount equal to the remaining amount of accrued interest on the Notes for such period (inclusive of Subsequent Notes) on such Interest Payment Date. Interest payable on the Maturity Date shall only be payable in cash.

(d) Interest on principal of, premium, if any, and interest on the Notes that is not paid when due shall accrue from and including the date the same became due to but excluding the date the same is paid in full at the rate per annum which is 2% above the otherwise applicable interest rate on the Notes ("Default Interest"). Default Interest shall be payable on demand to the Noteholders either (i) entirely in cash or at the option of the Company (ii) in a combination of (A) cash in an amount at least equal to 40% of Default Interest and (B) Subsequent Notes issued to the Noteholders in an aggregate principal amount equal to the remaining amount of the Default Interest (inclusive of Subsequent Notes).

(e) All payments on the Notes shall be made by wire transfer of immediately available funds by 11:00 am on the date when due to the account of the Noteholder at a bank in the United States specified in writing by the Noteholder to the Company or in the case of a Purchaser to the account specified beneath such Purchaser's name on the signature pages hereof (or to such other account as such Purchaser may specify in writing to the Company) and shall be in lawful funds of the United States of America; provided that the Noteholders must surrender Notes to the Company to collect principal payments.

(f) All payments made by the Company hereunder or under any Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature or hereafter imposed by any taxing jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments, and all interest, penalties or similar liabilities assessed with respect thereto. If any taxes are so levied or imposed, the Company agrees to pay the full amount of such taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any Note after withholding or deduction for or on account of any taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of taxes pursuant to the preceding sentence, the Company agrees to reimburse each Noteholder, upon the written request of such Noteholder, for taxes imposed on or measured by the net income or net profits of such Noteholder pursuant to the laws of the jurisdiction in which such Noteholder is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Noteholder is organized or in which the principal office or applicable lending office of such Noteholder is located and for any withholding of taxes as such Noteholder shall determine are payable by, or withheld from, such Noteholder, in respect of such amounts so paid to or on behalf of such Noteholder pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Noteholder pursuant to this sentence.

(g) Each Noteholder that is not a United States person for U.S. federal income tax purposes agrees to deliver to the Company on or prior to the Closing Date, or in the case of a Noteholder that is an assignee or transferee of an interest under this Agreement, on the date of such Assignment, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Noteholder's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any note. All Noteholders a party to this Agreement or any Assignment shall provide additional original signed copies of Form 4224 or 1001 when a lapse in time or a change in circumstances renders the previously filed forms inaccurate or obsolete, or said Noteholders shall notify the Company and the Agent of its inability to deliver such forms or certificates.

SECTION 7.4. Optional Prepayment. The Company may, at any time, at its option on not less than 30 and not more than 60 Business Days' notice to each Noteholder, prepay the Notes in whole but not in part at a price equal to the principal amount of such Notes outstanding with accrued but unpaid interest through the date of prepayment (in cash).

At least two and not more than Five Business Days prior to the date of prepayment specified in the Company's notice, the Company will give each Noteholder further written notice specifying the amount (if any) payable on such date with respect to such principal amount to be prepaid.

SECTION 7.5. Mandatory Prepayments Upon Equity Offerings. Upon the repayment in full of all Obligations under the Credit Agreement and permanent reduction of all lending commitments under the Credit Agreement to zero or to the extent permitted by the Credit Agreement, in the event that the Company shall complete an Equity Offering, the Company shall, within two Business Days after receipt of any related Equity Offering Proceeds, apply, or cause to be applied, such Equity Offering Proceeds to prepay on a pro rata basis the principal amount of the Notes which is equal to the amount of such Equity Offering Proceeds. The Notes to be prepaid pursuant to this Section 7.5 shall be prepaid at the principal amount of such Notes together with interest accrued to the date of prepayment.

SECTION 7.6. Events of Default; Acceleration of Maturity; Waiver of
Default. In case one or more of the following events (each an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise) shall have occurred and be continuing:

(a) if the Company shall default in the payment of any principal or premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) if the Company shall default in the payment of any interest on any Note or on any other amount payable under this Agreement for more than 30 days after the same becomes due and payable; or

(c) if the Company shall default in the performance of or compliance with any term contained herein other than those referred to above in this
    Section 7.6, and such default shall not have been remedied within 40 days after receipt by the Company of written notice of such default from any holders representing 25% in aggregate principal amount of the Notes; or

(d) if any representation or warranty made by or on behalf of the Company or any Subsidiary Guarantor herein or in the Subsidiary Guaranty Agreement, as the case may be, shall be false on the date as of which it was made except to the extent such falsehood does not have a material adverse effect on the business, operations, affairs, condition, properties or prospects of the Company or such Subsidiary Guarantor; or

(e)  (i) there shall have occurred one or more defaults by the Company or any of its Restricted Subsidiaries (as principal or as guarantor or other surety) in the payment of the principal of (or premium, if any) on any Debt aggregating at least

    $1,000,000 or more when the same becomes due and payable at its final maturity or (ii) Debt of the Company or any of its Restricted Subsidiaries aggregating $1,000,000 or more shall have been accelerated or otherwise declared due and payable prior to its maturity (which acceleration or declaration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration, declaration or demand); or

(f) if the Company or any Significant Subsidiary shall (i) admit in writing its inability to pay its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make any general assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or
    (v) take corporate action for the purpose of any of the foregoing; or

(g) if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company or any Significant Subsidiary of the Company a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution or winding-up if any such petition shall be filed against the Company or any Significant Subsidiary of the Company and such petition is not controverted within 15 days or is not discharged or dismissed within 60 days; or

(h) if a final judgment which, with other outstanding final judgments against the Company or its Significant Subsidiaries exceeds $5,000,000 shall be entered against the Company or any Significant Subsidiary of the Company and if, within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged; or

(i)  Cessation of all or any portion of the Subsidiary Guaranty
    Agreement to be in full force and effect or the declaration of all or any portion of the Subsidiary Guaranty Agreement to be null and void and unenforceable or the finding that all or any portion of such Subsidiary Guaranty Agreement is invalid or the denial of any Subsidiary Guarantor of its liability under the Subsidiary Guarantee Agreement (other than by reason of release of a Subsidiary Guarantor in accordance with its terms).

then, and in each and every such case (other than an Event of Default with respect to the Company specified in subsections (f) or (g) hereof), unless the principal of all of the Notes shall have already become due and payable, the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (the

"Acceleration Notice"), may declare the Notes to be due and payable immediately, and upon any such declaration there shall become immediately due and payable an amount (the "Default Amount") equal to the sum of the entire principal amount of the Notes plus interest accrued thereon; provided that, so long as any Specified Senior Indebtedness is outstanding, such declaration shall not become effective until the earlier of (i) 15 days after delivery of the Acceleration Notice to the Company if at such time the Default or Event of Default which gave rise to the Acceleration Notice has not been cured or waived, and (ii) acceleration of any Specified Senior Indebtedness. If an Event of Default specified in subsection (f) or (g) occurs, the Default Amount on the Notes shall become and be immediately due and payable without any declaration or other act on the part of any Noteholder.

The provision, however, is subject to the condition that if at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit in trust for the benefit of the Noteholders a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified herein, to the date of such payment or deposit), and if any and all Events of Default under this Note, other than the non-payment of the principal of the Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Required Holders, by written notice to the Company, may waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

The Company shall promptly upon receipt of an Acceleration Notice provide written notice to the Agent Bank of the receipt of such Acceleration Notice. Failure to deliver such notice shall not affect the validity of the notice delivered by the Noteholders in accordance with the provisions referred to above.

SECTION 7.7. Powers and Remedies Cumulative; Delay or Omission Not
Waiver of Default. No right or remedy herein conferred upon or reserved to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Noteholders to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Notes or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholders.

SECTION 7.8. Waiver of Past Defaults. Prior to the declaration of the acceleration of maturity of the Notes as provided in Section 7.6, the Required Holders may on behalf of the Holders of all the Notes waive any past Default or Event of Default hereunder and its consequences, except a Default in the payment of principal of or interest on any of the Notes. In the case of any such waiver, the Company and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Note; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                                 ARTICLE VIII

                            SUBORDINATION OF NOTES

SECTION 8.1. Notes Subordinated to Senior Indebtedness. Any term or provision of this Agreement or the Notes to the contrary notwithstanding, the Company covenants and agrees, and each holder of any Note, whether upon original issue or upon transfer, assignment or exchange thereof, by its acceptance thereof, shall be deemed likewise to have covenanted and agreed, that, to the extent and in the manner hereinafter set forth in this Article VIII, the Subordinated Obligations are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of the Company and shall not be subordinated to any indebtedness of the Company other than Senior Indebtedness of the Company.

SECTION 8.2. Pavement Over of Proceeds Upon Dissolution, etc. (a) Upon any payment, distribution or transfer of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, readjustment, composition or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event:

(1) all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash or cash equivalents before any payment is made on account of the Subordinated Obligations, or to acquire any of the Notes for cash or property; and

(2) any payment, distribution or transfer of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the

    Notes would be entitled but for the provisions hereof, including any such payment, distribution or transfer which may be payable or deliverable by reason of the payment of any other Debt of the Company being subordinated to the payment of the Notes (except for any such payment, distribution or transfer of equity or debt securities, the payment of which debt securities is subordinated, to at least the same extent as provided in this
    Article VIII with respect to the Notes, to the payment of all Senior indebtedness and to any securities issued in respect of such Senior Indebtedness then outstanding and which equity or debt securities are not redeemable or payable until one year after the maturity of the Senior Indebtedness, as such maturity may have been extended in the case or proceeding referred to in this Section 8.2 and after the maturity of any such securities issued in respect of Senior Indebtedness) shall be paid by the liquidating trustee or agent or other person making such payment, distribution or transfer, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness, to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment, distribution or transfer to the holders of such Senior Indebtedness.

(b) In the event that, notwithstanding the foregoing, the holder of any Note shall have received any such payment, distribution or transfer of assets of the Company of any kind or character, whether in cash, property or securities (other than the securities referred to in the parenthetical of the foregoing subclause (2)), including any such payment, distribution or transfer which may be payable, deliverable or transferrable by reason of the payment of any other Debt of the Company being subordinated to the payment of the Notes, before all Senior Indebtedness is paid in full in cash or cash equivalents or payment thereof provided for, then and in such event such payment, distribution or transfer shall be paid over, delivered or transferred forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment, distribution or transfer of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash or cash equivalents, after giving effect to any concurrent payment, distribution or transfer to or for the holders of Senior Indebtedness.

(c) The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its properties and assets as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions set forth in Section 6.13 shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purposes of this Article VIII if the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires by conveyance or transfer such properties and assets as an entirety, or substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Section 6.13.

(d) Any term or provision of this Section 8.2 to the contrary notwithstanding, if any case or proceeding referred to above is commenced by or against the Company, and if the holders of the Notes do not file a proper claim or proof of claim in the form required in such case or proceeding prior to 30 days before the expiration of time to file such claims or proofs or fail to respond to any objection of any party or applicable order in such case or proceeding in a timely manner, then so long as any Senior Indebtedness remains outstanding, any holder of Senior Indebtedness is hereby authorized and empowered (in its own name or in the name of any holder of the Notes or otherwise), but shall have no obligation, to file such proof of claim or respond to such objection or order on behalf of such holders of the Notes, as their interests may appear

SECTION 8.3. No Payment When Senior Indebtedness is in Default. In the event that (a) any payment with respect to any Obligations with respect to any Specified Senior Indebtedness is not made when due (whether at maturity, by acceleration or otherwise) (a "Senior Pavement Default"), or (b) unless the foregoing clause (a) shall apply, any other default occurs and is continuing with respect to Specified Senior Indebtedness permitting the holders of such Specified Senior Indebtedness to declare such Specified Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable (a "Non-payment default"), then no direct or indirect payment by or on behalf of the Company or any Subsidiary Guarantor or from any of the Company's assets, any judgments or any other sources (in cash, property or securities or by set-off or otherwise, other than the payment, distribution or transfer of equity or debt securities, the payment of which debt securities is subordinated, at least to the same extent as provided in this Article VIII with respect to the Notes, to the payment of all Senior Indebtedness and to any securities issued in respect of such Senior Indebtedness) shall be made or agreed to be made on account of the principal of, or premium, if any, or interest on or other amounts with respect to any Subordinated Obligations, or as a sinking fund for Subordinated Obligations, or in respect of any redemption, retirement, purchase or other acquisition or defeasance of any Subordinated Obligations (x) in case of a Senior Payment Default described in clause (a), unless and until such defaulted Senior Indebtedness shall have been paid in the amount then due or discharged or until the holders of such Senior Indebtedness or their agents have waived in writing the benefits of this Section 8.3 in respect of such Senior Payment Default, or (y) in case of any non-payment default specified in clause
(b), from the earlier of the date the Company receives written notice of such non-payment default from the Required Lenders or the Agent Bank (a "Blockage Notice") until the earlier of (1)179 days after such date and (2) the date, if any, on which the Specified Senior Indebtedness to which such non-payment default relates is discharged or such non-payment default is waived (and no other non-payment default is then in existence) in writing by the holders of such Specified Senior Indebtedness or otherwise cured (the "Blockage Period"), provided, however, that (i) only one Blockage Notice may be given during any one 360-day period and (ii) a further Blockage Notice relating to the same or any other non-payment default which had given rise to, or had occurred and was continuing during, any prior Blockage Period shall not be effective for purposes of this clause (y) unless such non-payment default shall in the interim have been cured or waived for a period of at least 90 consecutive days. At the expiration of a Blockage Period the Company shall, subject to foregoing provisions, promptly pay to the holders of the Notes all amounts which it would have been obligated to pay during such period but for the operation of such provisions.

In the event that, notwithstanding the foregoing, any payment, distribution or transfer shall be collected or received by the holder of any Note, in contravention of the foregoing provisions of this Section 8.3, then and in such event such payment, distribution or transfer shall be paid over and delivered forthwith to the Agent Bank on behalf of the holders of Specified Senior Indebtedness or to the holders of Senior Indebtedness, in either case, for application to the payment of Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness remaining unpaid in full in cash or cash equivalents, after giving effect to any concurrent payment, distribution or transfer to or for the holders of Senior Indebtedness and until so paid over and delivered, the same shall be held in trust by any such holder of a Note as the property of the holders of such Senior Indebtedness.

The provisions of this Section 8.3 shall not apply to any payment with respect to which Section 8.2 would be applicable.

SECTION 8.4. Payment Permitted if No Default. Nothing contained in this

Article VIII or elsewhere in this Agreement or in any of the Notes shall prevent the Company, at any time except during the pendency of any case or proceeding referred to in Section 8.2 or under the conditions described in
Section 8.3, from making payments on the scheduled payment dates or thereafter at any time of the Subordinated Obligations.

SECTION 8.5. Subrogation to Rights of Holders of Senior Indebtedness.
Upon the payment in full in cash or cash equivalents of all Senior Indebtedness, the holders of the Notes shall be subrogated (equally and ratably with the holders of all Debt of the Company which by its express terms is subordinated to Senior Indebtedness of the Company to the same extent as the Notes are subordinated and which is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments, distributions or transfers of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on the Notes shall be paid in full. For purposes of such subrogation, (a) no payments, distributions or transfers to the holders of Senior Indebtedness of any cash, property or securities to which the holders of the Notes would be entitled except for the provisions of this Article VIII, and no payments over pursuant to the provisions of this Article VIII to the holders of Senior Indebtedness by holders of the Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the holders of the Notes, be deemed to be a payment, distribution or transfers by the Company to or on account of the Senior Indebtedness, and (b) no payments, distributions or transfers of cash, property or securities to or for the benefit of the holders of the Notes pursuant to the subrogation provision of this Article VIII, which would otherwise have been paid to the holders of Senior Indebtedness, shall be deemed to be a payment by the Company to or for the account of the Notes.

In the event that, notwithstanding the foregoing, any payment, distribution or transfer shall be collected or received by any holder of Senior Indebtedness to which the Noteholders would otherwise have been entitled under this Section 8.5, this Section 8.5, then and in such case, the Noteholders shall be entitled to receive from such holders of Senior Indebtedness any payments, distributions or transfer received by such holders of Senior Indebtedness in excess of the amount required to make payment in full of such Senior Indebtedness.

SECTION 8.6. Provisions Solely to Define Relative Rights. The provisions of this Article VIII are solely and are intended solely for the purpose of defining the relative rights of the holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article VIII or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the holder of any Note from exercising all remedies otherwise permitted by this Agreement (including without limitation Section 7.6 hereof) and by applicable law upon default under this Agreement, subject to the rights under this Article VIII of the holders of Senior Indebtedness, under the conditions specified in Sections 8.2 and 8.3, to receive cash, property and securities otherwise payable or deliverable to such holder.

SECTION 8.7. No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may release, sell or exchange or enforce any security there of or Guarantee thereof or elect any right or remedy, or delay in enforcing or release any right or remedy and otherwise deal freely with the Company and any guarantor, all without notice to the holders of Notes and all without affecting the liabilities and obligation of the holders of the Notes.

SECTION 8.8. Notice to Holders of Notes. The Company shall give prompt written notice to each holder of any Note of any fact known to the Company which would prohibit the making of any payment to it in respect of the Notes. Notwithstanding the provisions of this Article VIII or any other provision of this Agreement (but without however limiting any rights of the holders of Senior Indebtedness under this Article VIII to recover from Noteholders any payment made to such Noteholder which it is not entitled to retain under this Article
VIII), (a) no holder of any Note shall be charged with knowledge of the existence of any facts which would prohibit the making of any payment to it in respect of the Notes, unless and until such holder shall have received written notice thereof from the Company, or a holder of Senior Indebtedness or from any trustee, fiduciary or agent therefor;

and, (b) prior to the receipt of any such written notice absent actual knowledge thereof, each such holder of the Notes shall be entitled in all respects to assume that no such facts exist.

Each holder of any Note shall be entitled to rely (provided such holder is acting reasonably and in good faith) on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor). In the event that such holder reasonably determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment, distribution or transfer pursuant to this Article VIII, such holder may request such Person to furnish evidence to the reasonable satisfaction of such holder as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment, distribution or transfer and any other facts pertinent to the rights of such Person under this Article VIII, and if such evidence is not furnished, such holder may defer any payment to such Person until such evidence is furnished.

SECTION 8.9. Reliance of Holders of Senior Indebtedness. Each
Noteholder by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of Subordinated Obligations, to acquire and hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provision in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

SECTION 8.10. Reliance on Judicial order or Certificate of Liquidating
Agent. Upon any payment, distribution or transfer of assets of the Company referred to in this Article VIII, the holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment, distribution or transfer, delivered to the holders of Notes, for the sole purpose of ascertaining the Persons receiving such payment, distribution or transfer, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid, distributed or transferred thereon and all other facts pertinent thereto or to this Article VIII. Nothing contained in this Section
8.10 shall affect the respective substantive rights of the holders of the Notes and the holders of Senior Indebtedness under this Article VIII.

SECTION 8.11. This Article Not to Prevent Events of Default. The failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Article will not be construed as preventing the occurrence of an Event of Default.

SECTION 8.12. Reinstatement The agreements contained in this Article
VIII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any bankruptcy or similar proceeding of the Company or any of its Subsidiaries, all as though such payment had not been made.

                                  ARTICLE IX

                     SUBSTITUTION; LIMITATION ON TRANSFERS

SECTION 9.1. Substitution of Purchasers Prior to Closing Date. If (i)

any Purchaser (a "Defaulting Purchaser") shall not purchase all or part of the Notes such Defaulting Purchaser has agreed to purchase hereunder, and (ii) one or more other Persons satisfactory to the Company is willing to assume the obligations of such Defaulting Purchaser under this Agreement, then the obligations of such Defaulting Purchaser to purchase Notes pursuant to this Agreement may be assumed by such other Person by executing and delivering a copy of this Agreement (or, if such other Person is already a Purchaser under this Agreement, by executing and delivering an amended signature page of this Agreement with the amount of Notes to be purchased hereunder appropriately increased) and documents and representations satisfactory to the Company for the purpose of assuring the Company that the purchase of Notes hereunder by such Person hereunder will not result in a violation of any provision of applicable law. The assumption by such other Person of the obligations of a Defaulting Purchaser pursuant to this Section 9.1 shall not constitute a waiver of any rights the Company may have against such Defaulting Purchaser that has defaulted in its obligations under this Agreement.

SECTION 9.2. Restrictions on Transfer. No Purchaser or Noteholder shall dispose of all or any part of the Notes (other than pursuant to an effective registration statement under the Securities Act or a sale or other disposition made pursuant to Rule 144 or Rule 144A) unless, if requested by the Company, such Purchaser or Noteholder, as the case may be, delivers to the Company an opinion of counsel (who may be in-house counsel), reasonably satisfactory in form and substance to the Company, that an exemption from registration under the Securities Act is available. In the case of sales or other dispositions pursuant to Rule 144 or Rule 144A, if requested by the Company, such holder will deliver certificates evidencing compliance with Rule 144 or Rule 144A, reasonably satisfactory in form and substance to the Company. Each certificate for the Notes issued to a Purchaser or to a subsequent transferee shall, unless at such time as the same is no longer required under the applicable requirements of the Securities Act, shall bear the following legend:

"THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES
    ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISON HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED

    INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR
    (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501
    (a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS NOTE RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO HANGER ORTHOPEDIC GROUP, INC. (THE "COMPANY"), OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE COMPANY A SIGNED LETTER CONTAINING CERTAIN

    REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE COMPANY),
    (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY
    TRANSFER OF THIS NOTE WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE HEREOF, THE NOTEHOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

                                   ARTICLE X

                                INDEMNIFICATION

SECTION 10.1. Indemnification.

The Company agrees to indemnify and hold harmless each Purchaser or Noteholder, its directors, officers, employees, Affiliates and each Person, if any, who controls such Purchaser or Noteholder within the meaning of the Securities Act or the Exchange Act (any and all of whom are referred to as the "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several (including all reasonable legal fees and other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject (whether or not such Indemnified Party is a party thereto) under any applicable federal, state or local law or otherwise caused by or arising out of, or allegedly caused by or arising out of, the Basic Documents or any transaction contemplated hereby or thereby (including without limitation, the Acquisition), other than losses, claims, damages or liabilities resulting from any representation made by such Purchaser or Noteholder in Article IV.

Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 10.1 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Company not advisable. The Company further agrees to reimburse each indemnified Party for all legal or other expenses (including, without limitation, fees and expenses of counsel) incurred by the Indemnified Party in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which such expenses arise), including, without limitation, the Indemnified Party appearing as a witness in any action or proceeding brought against the Company or any of its Subsidiaries (or any of its officers, directors or employees).

In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by such Indemnified Party in respect of such losses, claims, damages, liabilities and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company on the one hand and such Indemnified Party on the other hand in connection with matters as to which such losses, claims, damages, liabilities or expenses relate and other equitable considerations. The agreement of the Company in this paragraph shall be in addition to any liability the Company may otherwise have.

                                  ARTICLE XI

                                 MISCELLANEOUS

SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof, or such other address or facsimile number as such party may hereinafter specify to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number referred to in this Section 11.1 and a telephone call that confirms the receipt of the facsimile is made or received or, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid. addressed as aforesaid or, (iii) if given by any other means, when delivered at the address referred to in this Section 11.1.

SECTION 11.2. No Waivers, Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Holders; provided that no such amendment or waiver shall, unless signed by all of the Purchasers or the Noteholders, as the case may be, (i) except as provided in Section 9.1, change the amount of any Notes to be purchased by any Purchaser pursuant to this Agreement, (ii) extend the period of time during which the Purchasers shall be obligated to purchase Notes pursuant to this Agreement, (iii) change the number of Purchasers or the Noteholders, as the case may be, that shall be required for the Purchasers or the Noteholders, as the case may be, or any of them to take any action under this Section 11.2(b) or any other provision of this Agreement, (iv) reduce the rate or amount or extend the time for payment of interest or premium, if any, on any Note, (v) reduce the principal amount of or extend the fixed maturity of any Notes or alter the redemption provisions with respect thereto or (vi) make any Note payable in money or property other than as stated herein.

SECTION 11.3. Survival of Provisions. The representations and warranties, covenants and agreements contained in this Agreement shall survive beyond the Closing Date and the issuance of the Notes.

SECTION 11.4. Expenses; Documentary Taxes. The Company agrees to pay all fees and disbursements of each Purchaser (including reasonable fees and expenses of counsel) in connection with the purchase and sale of the Notes as contemplated by this Agreement or any amendments thereto and the fees and disbursements of each Noteholder (including reasonable fees and expenses of counsel) in connection with this Agreement, the Notes, the Subsidiary Guaranty Agreement, the Warrants or any waiver or consent under, or any amendment of any of, the foregoing or any enforcement action relating thereto. In addition, the Company agrees to pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Notes or the issuance or transfer of the Notes.

SECTION 11.5. Termination: Termination Fees. (a) This Agreement may be terminated by the Company and the Required Purchasers by mutual agreement at any time prior to the Closing Date. This Agreement will terminate automaticaly at 5:00 p.m. on November 1, 1996 unless all conditions to the Purchasers' obligations hereunder are satisfied or waived by such date.

(b) Upon termination of this Agreement, the Company hereby agrees to pay the Purchasers the fees and expenses which are payable pursuant to Section
11.4 hereof.

SECTION 11.6. Confidentiality. Each Noteholder agrees that it will use reasonable efforts not to disclose without the prior consent of the Company (other than to its investment advisers, employees, auditors or counsel or to another Noteholder) any information with respect to the Company or any Subsidiary which is furnished pursuant to Section 6.1 and which is designated by the Company to such Noteholder in writing as confidential, provided that it may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Noteholder, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or as otherwise required by law, (d) to the extent that such Noteholder believes it appropriate in order to protect its investment in the Notes or Warrants or in order to comply with any law, order, regulation or ruling applicable to such Noteholder, (e) to the prospective transferee in connection with any contemplated transfer of any of the Notes or Warrants by such Noteholder, or (f) upon the request or demand of any regulatory agency or authority having jurisdiction over such Noteholder and provided further that the Company agrees that such Noteholder will not be liable for damages to the Company unless any such information is disclosed as a result of such Noteholder's gross negligence or willful misconduct.

SECTION 11.7. Successors and Assigns. (a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall inure to the benefit of the respective successors and assigns of the parties hereto including the holders from time to time of the Notes or Warrants whether so expressed or not, except that the Company may not assign or transfer any of its rights or obligations under this Agreement.

(b) All provisions hereunder purporting to give rights to the Purchasers shall extend to and include those entities receiving the beneficial interest of the Notes at the Closing Date.

SECTION 11.8. NEW YORK LAW. THIS AGREEMENT SHALL BE CONSTRUED IN
ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Agreement.

SECTION 11.9. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 11.10. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

SECTION 11.11. Consent to Jurisdiction. The Company hereby irrevocably consents to the nonexclusive jurisdiction of the courts of the State of New York and of any federal court located in such state over each of them in connection with any action or proceeding arising out of or relating to this Agreement and, to the fullest extent permitted by law, further agrees (and shall not contest) that the proper venue for filing and maintaining any such action or proceeding shall be in the State of New York. In any such action or proceeding, the Company waives personal service of any summons, complaint or other process or notice and agrees that service by first class mail, return receipt requested, to the Company at its address for notices hereunder, or any other form of service provided for in New York civil practice law and rules then in effect shall constitute good and sufficient service or notice upon such person or entity.

                                  ARTICLE XII

                     SMALL BUSINESS ADMINISTRATION MATTERS

SECTION 12.1. SBIC Forms. On the date hereof, the Purchasers shall have received from the Company fully executed Small Business Administration Forms 480 and 652 (together with Small Business Administration Form 1031, the "SBA Forms").

SECTION 12.2. SBIC Information. All information set forth in the SBA
Forms regarding the Company and its Affiliates is accurate and complete. Copies of such forms have been, on or prior to the date hereof (or within 20 days of closing in the case of Form 1031), completed and executed by the Company and delivered to the Purchasers.

SECTION 12.3. Inspection. The Company covenants and agrees that it will permit the Purchasers and their permitted transferees and their representatives (including without limitation, examiners from the Small Business Administration) to inspect the properties of the Company and to examine and make extracts and copies from the books and records of the Company during normal business hours (including, without limitation, for purposes of verifying the certifications and representations made by the Company in the SBA Forms and this Note Purchase Agreement and in verifying compliance with the covenants contained in this Note Purchase Agreement).

SECTION 12.4. Information. In addition, the Company covenants and agrees to provide to the Noteholders any other information which the Noteholders reasonably requests, including without limitation, at least annually, sufficient financial and other information necessary to allow the Noteholder to evaluate the financial condition of the Company for the purpose of valuing the Noteholder's interest in the Company, to determine the continued eligibility of the Company under the Small Business Investment Act of 1958, as amended (the "SBIA") and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 121.301, and to verify the use of the proceeds received by the Company from the purchase of the shares. All such information shall be certified by the President, Chief Executive Officer, Treasurer or Chief Financial Officer of the Company. Within 20 days of the date hereof, the Company shall have provided the Purchasers a completed Small

Business Administration Form 1031. Promptly after the end of each fiscal year of the Company (and in any event prior to February 28 of each year), the Company shall provide to the Purchasers a written assessment in form and substance satisfactory to the Purchasers of the economic impact of the financing assistance provided to the Company by the Purchasers, specifying the full time equivalent jobs created or retained, and the impact of the financing on the revenues and profits of the business and on taxes paid by the business and its employees. Upon the request of any Purchaser the Company will also provide all information requested by such Purchaser in order for it to prepare and file SBA Form 468 and any other information requested or required by any governmental agency asserting jurisdiction over such Purchaser.

SECTION 12.5. Use of Proceeds. The Company agrees that it will not use the proceeds from the sale of the Notes for any purpose that would be a violation of Section 1-07.720 of Title 13 of the Code of Federal Regulations.

SECTION 12.6. Business. For a period of one year following the date hereof, the Company will not change its business activity if such change would render the Company ineligible to receive financial assistance from a Small Business Investment Company under the Small Business Act and the regulations thereunder.

SECTION 12.7. Non-Discrimination. The Company will at all times comply with the nondiscrimination requirements of 13 C.F.R., Parts 112, 113 and 117.

SECTION 12.8. Company Awareness. The Company acknowledges its awareness that the Purchasers are Federal licensees under the Small Business Investment Act of 1958, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers (or, in the case of parties that are not corporations, other authorized persons), as of the date first above written.

                                   HANGER ORTHOPEDIC GROUP, INC.

                                   By /s/Ivan R. Sabel
                                      Title:    President

                                   CHASE VENTURE CAPITAL Associates, L P,
                                   a California limited partnership

                                   By:  Chase Capital Partners,
                                          its general partner

                                   By:  /s/ Mitchell Blutt
                                   Title:   General Partner

                                   Principal Amount of Notes: $4,000,000.00

                                   Number of Warrants: 800,000 to purchase
                                                  800,000 shares of Common Stock

                                   Address:       c/o Chase Capital Partners
                                                  380 Madison Avenue, 12th Floor
                                                  New York, NY 10017
                                   Attention:     Dr. Mitchell Blutt
                                   Telephone:     212-622-3100
                                   Telecopier:    212-622-3101

                                   PARIBAS PRINCIPAL, INC.

                                   By:  /s/ M. S. Alexander
                                        Title:    President

                                   Principal Amount of Notes: $4,000,000.00
                                   Number of Warrants: 800,000 to purchase
                                                  800,000 shares of Common Stock

                                   Address:       787 Seventh Avenue
                                                  New York, NY 10019
                                   Attention:     M.S. Alexander
                                   Telephone:     212-841-2115
                                   Telecopier:    212-841-3558

                                                                       EXHIBIT A

                      [FORM OF SENIOR SUBORDINATED NOTE)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 (a)(l), (2), (3) OR (7) UNDER THE SECURITIES
ACT) (AN "ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS NOTE RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO HANGER ORTHOPEDIC GROUP, INC. (THE "COMPANY"), OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE COMPANY A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE COMPANY), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE HEREOF, THE NOTEHOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                         HANGER ORTHOPEDIC GROUP, INC.

                        8.00% Senior Subordinated Note

                             Due November 1, 2004

 No. ____                                                    New York, New York
                                                                November 1, 1996

FOR VALUE RECEIVED, the undersigned HANGER ORTHOPEDIC GROUP, INC. (the "Company"), a Delaware corporation, hereby promises to pay to [CHASE VENTURE CAPITAL ASSOCIATES, L.P., a California limited partnership] PARIBAS PRINCIPAL INC. or registered assigns, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000) on November 1, 2004 and to pay interest (computed on the basis of a 360-day year, based on the actual number of days elapsed) on the unpaid principal amount hereof at the rate of 8.00% per annum from the date hereof, payable semi-annually in arrears on each June 30 and December 31, commencing June 30, 1997, (unless said day is not a Business Day, in which event on the next succeeding Business Day) until the principal hereof (or any portion thereof) shall have become due and payable, and on any overdue payment of principal, premium, if any, and interest, (without regard to any applicable grace periods) until paid, at a rate per annum equal to 2% above the otherwise applicable interest rate on this Note to the extent lawful.

1. Definitions. Terms defined in the Senior Subordinated Note Purchase Agreement, dated as of November 1, 1996 (the "Note Purchase Agreement"), among the Company and the Purchasers listed on the signature pages thereto, and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

2. Manner of Payment.  Interest payable on any Interest Payment Date
(except on the Maturity Date) may be paid by the Company to the Noteholders either (i) entirely in cash in the amount of 8.00% per annum of the unpaid principal amount of the Notes on such Interest Payment Date or, at the option of the Company, (ii) in a combination of (A) cash in an amount at least equal to the 3.2% per annum of the unpaid principal amount of the Notes (inclusive of Subsequent Notes) on such Interest Payment Date and (B) newly-issued Notes (each, a "Subsequent Note") issued to the Noteholders in an aggregate principal amount equal to the remaining amount of accrued interest on the Notes for such period (inclusive of Subsequent Notes); provided that only one such method of payment may be selected on any Interest Payment Date. Excluding the Maturity Date, interest on the Notes will be payable on each June 30 and December 31 to the Noteholders of record at the close of business on the December 15 and June 15 preceding such Interest Payment Dates. Interest payable on the Maturity Date shall only be payable in cash. Noteholders must surrender Notes to the Company to collect principal payments. All cash payments in respect of the Notes will be made by wire transfer of immediately available funds by 11:00 a.m. on the date when due to the account of the Noteholder at a bank in the United States specified in writing by the Noteholder to the Company.

3. Issuance Pursuant to Note Purchase Agreement. This Note is one of a duly authorized issue of Notes the Company originally issued in an aggregate principal amount of $8,000,000 pursuant to the Note Purchase Agreement. The Noteholder is entitled to enforce the provisions of the Note Purchase Agreement and to enjoy the benefits thereof and is subject to the restrictions contained therein, including without limitation the restrictions on transfer.

4. Prepayments. As provided in the Note Purchase Agreement, this Note is subject to optional and contingent prepayments, in whole or in part, together with accrued but unpaid interest.

5. Subordination. Payments of principal, premium and interest in respect of this Note are subordinate, to the extent specified in the Note Purchase Agreement, to all Senior Indebtedness of the Company, whether outstanding on the date of the Note Purchase Agreement or thereafter created, incurred, assumed or guaranteed. Each Holder by his acceptance hereof agrees to be bound by such provisions.

6. Guarantee. Pursuant to the Note Purchase Agreement and the Subsidiary Guaranty Agreement, each dated as of November 1, 1996 among the Subsidiary Guarantors and the Purchasers listed on the signature pages thereto, Obligations with respect to this Note have been guaranteed by each of the Subsidiary Guarantors, respectively, subject to the limitations, priorities and provisions for amendment of such guarantee, including without limitation the subordination of such guarantees to the Subsidiary Guarantor's obligations in respect of their guarantees of the Senior Indebtedness.

7. Restrictive Covenants. The Note Purchase Agreement imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Debt, pay dividends or make certain other Restricted Payments, create liens, consummate certain Asset Sales, enter into certain transactions with Affiliates, and consummate certain mergers and consolidations or sales of all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Noteholders on compliance with such limitations.

8. Registration and Transfer. This Note is transferable only on the register of the Company upon presentation at the principal office of the Company, accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by, or on behalf of, the Holder. The Company may treat the person in whose name this Note is registered as the owner hereof for the purposes of receiving payment and for all other purposes. Transfer of this Note may not be effected except in compliance with the Securities Act of 1933, as amended, and is also subject to the additional restrictions contained in the Note Purchase Agreement and the legend hereon.

 9. Events of Default. In case an Event of Default shall occur and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.

10. GOVERNING LAW. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                                          HANGER ORTHOPEDIC GROUP, INC.

                                       By
                                          ------------------------------------
                                          Name:
                                          Title: